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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
May 21, 2009

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

April 23, 2009

Dear Stockholder:

        You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Park Ridge time) on Thursday, May 21, 2009, at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656. Enclosed with this proxy statement are your proxy card and the 2008 annual report to stockholders.

        Your vote is important. Whether you plan to attend the annual meeting or not, you may vote by signing, dating and returning the enclosed proxy card in the envelope provided. If you attend the annual meeting, you may vote in person.

        Registration and seating will begin at 10:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 2, 2009 record date. Cameras and recording devices will not be permitted at the meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time:	10:30 a.m. (Park Ridge time), Thursday, May 21, 2009
Place:	Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656
Proposals:	1.	The election of the four nominees identified in the accompanying proxy statement to serve as directors for three-year terms;
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2009; and
	3.	The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Corporation recommends a vote FOR each of proposals 1 – 2.

Who Can Vote:	Only holders of record of the Corporation's common shares at the close of business on April 2, 2009 will be entitled to vote at the meeting.
Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 15, 2009 and we expect to first send this proxy statement to stockholders on April 23, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009:

  •
  The proxy statement and annual report to security holders are available at www.hertz.com/stockholdermeeting.

        You may vote with respect to the matters described in the accompanying proxy statement by dating, signing and completing the proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. You may also attend the meeting and vote in person as described in the accompanying proxy statement.

J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 23, 2009

 IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

        The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 21, 2009, beginning at 10:30 a.m. (Park Ridge time) at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission ("SEC") on April 15, 2009 and we expect to first send this proxy statement to stockholders on April 23, 2009.

        Unless the context otherwise requires, in this Proxy Statement (i) the "Corporation" means Hertz Global Holdings, Inc., our top level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) "we," "us" and "our" mean the Corporation and its consolidated subsidiaries, including Hertz, (iv) "our Board" or "the Board" means the Board of Directors of the Corporation and (v)"our common stock" means the common stock of the Corporation.

The Purpose of the Annual Meeting

        At the annual meeting, stockholders will act upon the matters set forth in the notice of meeting, including the election of four directors for three-year terms and the ratification of the selection of the Corporation's independent registered public accounting firm. The Corporation's senior management will also present information about the Corporation's performance during 2008 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

        Our Board has established the record date for the annual meeting as April 2, 2009. Only holders of record of the Corporation's common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. On April 2, 2009, the Corporation had 323,374,461 shares of common stock outstanding.

Voting Procedures; Quorum

        If you are a stockholder of record, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you may vote by proxy by dating, signing and completing the proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker, holding shares in "street name" for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

        Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors.

        Directors are elected by the affirmative vote of a plurality of the shares of common stock present and validly cast in the election in person or by proxy. Under applicable Delaware law, abstentions will have no effect in determining the outcome of this vote. Broker non-votes will also have no effect in determining the outcome of this vote.

        Approval of the proposal ratifying the appointment of our independent registered public accounting firm requires the favorable vote of a majority of the shares of common stock present and entitled to vote at the meeting in person or by proxy. Under applicable Delaware law, abstentions will have the same effect as a vote against this proposal because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the applicable proposal, but do not contribute to the affirmative votes required to approve the proposal. Broker non-votes will have no effect in determining the outcome of these votes because a broker non-vote will count neither as a vote for nor as a vote against the applicable proposal.

        If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the New York Stock Exchange ("NYSE") rules currently regard matters such as the election of directors and the ratification of independent public accounting firms as "routine," your broker is permitted to vote on these proposals even if it does not receive instructions from you.

Revocation of Proxies

        You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary, or by submitting a new proxy, dated later than your first proxy, in the manner described above under "Voting Procedures." If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

        Proxies may be solicited on behalf of our Board by mail, telephone, other electronic means or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. Copies of proxy materials and of our annual report to stockholders for 2008 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a fee of approximately $2,000 plus distribution costs and other costs and expenses.

Additional Information

        The Corporation's annual report to stockholders contains the Corporation's Annual Report on Form 10-K for 2008 (the "2008 Annual Report"), which is filed with the SEC and is available at www.hertz.com/stockholdermeeting. The 2008 Annual Report may also be obtained via a link posted on the "Investor Relations" portion of our website, www.hertz.com. Additional copies of the 2008 Annual Report, or any exhibits thereto that are not included in the Corporation's annual report to stockholders, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

 PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

        The Corporation currently has twelve directors divided into three classes: four in Class I, four in Class II and four in Class III. The terms of office of the four Class III directors expire at the 2009 annual meeting of stockholders.

Class III Election

        The four nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years and until their successors are elected and qualify. Unless a proxy card contains instructions to vote differently, signed, returned proxies will be voted FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, such proxies may be voted for the election of a substitute nominee designated by our Board.

Class III Nominees

        A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" or "withheld" affect the outcome. Abstentions and broker non-votes will have no effect for purposes of the election of directors. The Class III Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott International. Effective May 1, 2009 he will become Executive Vice President and Chief Financial Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of several private companies. Mr. Berquist is 58 years old.	2006
J. Travis Hain (Class III)
	Mr. Hain is Managing Director and Global Head of Bank of America Merrill Lynch Capital Partners, a group that manages the proprietary private equity business at Bank of America. He assumed this responsibility in 2009 and has had a comparable role since 2002 at Banc of America Capital Investors, a predecessor group at Bank of America. He was a founding partner of Banc of America Capital Investors in 1993. Mr. Hain joined Bank of America in 1985 in its Investment Banking Division. He has prior experience in mergers and acquisitions and corporate finance. Mr. Hain is a director of several private	April 2009

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	companies, including FlexSol Holding Corp., Muzak Holdings LLC and Eurofresh Farms Inc. Mr. Hain is 49 years old.
Gregory S. Ledford (Class III)
	Mr. Ledford has served as a director of the Corporation since September 2005 and of Hertz since December 2005. Mr. Ledford is a Managing Director of The Carlyle Group ("Carlyle"). Mr. Ledford joined Carlyle in 1988 and is currently head of Carlyle's Automotive and Transportation practice. He led Carlyle's investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Boards of Directors of Allison Transmission, AxleTech International Holdings, Inc. and United Components Inc. Mr. Ledford is 51 years old.	2005
Nathan K. Sleeper (Class III)	Mr. Sleeper served as a director of the Corporation from August to September 2005 and has served as a director of the Corporation and Hertz since December 2005. Mr. Sleeper is a financial principal of Clayton, Dubilier & Rice, Inc. ("CD&R"), which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004 and as a director of U.S. Foodservice, Inc. since July 2007. Mr. Sleeper is 35 years old.	2005

The Board of Directors recommends a vote FOR
all of the Class III nominees.

Continuing Directors

        The eight directors whose terms will continue after the annual meeting and will expire at the 2010 annual meeting (Class I) or the 2011 annual meeting (Class II) are listed below:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Barry H. Beracha (Class I)	Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser Busch Companies, Inc. in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of The Earthgrains Company in March 1996, prior to which he held the title of Vice President and Group Executive of Anheuser Busch Companies, Inc. Mr. Beracha serves on the Board of Directors of Pepsi Bottling Group, where he served as the non-executive Chariman of the Board from March 2007 to October 2008 and is a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the Non-Executive Chairman of the Board. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. Since December 2005, he has served as Chairman of the Board of Trustees of St. Louis University. Mr. Beracha is 67 years old.	2006
Brian A. Bernasek (Class I)	Mr. Bernasek has served as a director of the Corporation and Hertz since December 2006. Mr. Bernasek is a Principal of Carlyle, which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of Allison Transmission. Mr. Bernasek is 36 years old.	2006
Robert F. End (Class I)
	Mr. End has served as a director of the Corporation and Hertz since December 2005. Since rejoining Merrill Lynch & Co., Inc. ("Merrill Lynch") in 2004, Mr. End has been a Managing Director of Merrill Lynch Global Private Equity Division ("MLGPE"), where he serves as Co-Head of the U.S. Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	Partners, Merrill Lynch's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End is a director of NPC International, Inc. and several private companies. Mr. End is 53 years old.
George W. Tamke (Class I)
	Mr. Tamke has served as Lead Director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006. Mr. Tamke is an operating principal with CD&R. Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999, as a director and Chairman of Culligan Ltd. since October 2004, as Chairman and a director of ServiceMaster Global Holdings, Inc. since March 2007 and was previously Chairman and Chief Executive Officer of Kinko's, Inc. Mr. Tamke is 61 years old.	2005
Michael J. Durham (Class II)
	Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.'s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry and as a non-executive Chairman of the Board of Acxiom Corporation, a NASDAQ-listed company in the customer information management industry. Mr. Durham also serves as a member of either the Boards of Directors or the Advisory Boards of a number of privately held corporations. Mr. Durham is 58 years old.	2006
Mark P. Frissora (Class II)	Mr. Frissora has served as the Chief Executive Officer and Chairman of the Board of the Corporation and Hertz since January 1, 2007, and as Chief Executive Officer and a director of the Corporation and Hertz since July 2006. Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.'s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee. He is also a director of Walgreen Co., where he serves on both the finance and governance committees. Mr. Frissora is 53 years old.
David H. Wasserman (Class II)
	Mr. Wasserman has served as a director of the Corporation since August 2005 and of Hertz since December 2005. Mr. Wasserman is a financial principal of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., ServiceMaster Global Holdings, Inc. and ICO Global Communications (Holdings) Limited and formerly served as a director of Kinko's, Inc. and Covansys Corporation. Mr. Wasserman is 42 years old.	2005
Henry C. Wolf (Class II)
	Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation from 1993 until his retirement from Norfolk Southern in July 2007. Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement. From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 until 1993, Assistant Vice President—Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the Chairman of its audit committee. He is also Chairman of the Board of Directors of Shenandoah Life Insurance Company. In addition, Mr. Wolf serves as Vice Rector of the Board of Visitors of the College of William and Mary, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation. Mr. Wolf is 66 years old.	2006

 PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the Corporation for the year 2009.

        PricewaterhouseCoopers LLP has served as the independent auditor for the Corporation for the years ended December 31, 2005, 2006, 2007 and 2008 and for its wholly owned subsidiary, The Hertz Corporation, since 1987. We are not required to have our stockholders ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, but we are doing so because we believe it is a matter of good corporate practice. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if she so desires and to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2009.

 CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

        Our business and affairs are managed under the direction of our Board. The structure of our Board is described above under "Proposal 1: Election of Directors—Board Structure."

        Our Board has adopted written corporate governance guidelines. Those guidelines set forth requirements relating to director independence, term limits on non-management directors' service, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. The guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning and the regular conduct of meetings of non-management directors outside the presence of management directors, and provide that the Board may select a non-management director as "Lead Director" to preside over any executive sessions. The Chairman of the Board, in consultation with the Chief Executive Officer and the Lead Director, has responsibility for determining the length and frequency of board meetings and settling the agenda for such meetings. The guidelines also provide for directors to have direct access to our management and employees, as well as to our outside counsel and auditors.

        Our Board has also adopted written standards of business conduct applicable to our chief executive and financial officers, our controller and all our other officers and employees worldwide, as well as a written code of ethics applicable to our Board. Copies of our corporate governance guidelines, standards of business conduct and directors' code of business conduct and ethics are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com, or upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

        Stockholders and other interested parties who wish to contact our directors may send written correspondence, in care of the Corporate Secretary, to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole.

        Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Board Independence

        Investment funds associated with or designated by CD&R, Carlyle and MLGPE collectively own over 50% of our outstanding common stock. Because these stockholders are parties to a voting agreement, they are considered a "group" and we are therefore considered a "controlled company," within the meaning of NYSE rules. As a result, we rely on exemptions from the requirements of having a majority of independent directors, a fully independent nominating/corporate governance committee, a fully independent compensation committee and other requirements prescribed for such committees by the NYSE. For a description of the Stockholders' Agreement to which these stockholders are a party, see "Certain Relationships and Related Party Transactions."

        Our Board has determined that each member of our Audit Committee is "independent" as defined in the federal securities laws and NYSE rules. The standards for determining director independence are specified in Annex A to our corporate governance guidelines. See "Corporate Governance." In view of our status as a controlled company under NYSE rules, our Board has not made a determination of independence with respect to any of our directors not serving on our Audit Committee.

        In considering the independence of Mr. Berquist, our Board took into consideration certain relationships between his employer and us.

        Mr. Berquist is Executive Vice President, Financial Information and Enterprise Risk Management for Marriott International, Inc. Hertz and Marriott are parties to a Global Master Concession and Joint Marketing Agreement which provides, among other things, for (i) Marriott to grant Hertz concessions at certain of its hotels, (ii) Marriott Rewards participants to earn points from Hertz car rentals, (iii) Marriott customers to be given the opportunity to be referred to Hertz to reserve rental cars in connection with telephone or Internet contacts made with Marriott, and (iv) Hertz customers to be given the opportunity to be referred to Marriott to make hotel reservations in connection with Internet contacts made with Hertz. Payments by Hertz to Marriott under this agreement did not exceed 0.1% of Marriott's gross revenues in any of the last three fiscal years. Most of the payments to Marriott are passed through to third party owners of hotels that are managed or franchised by Marriott. Payments by Marriott to Hertz under this agreement were negligible in each of the last three fiscal years. In addition, Marriott is a corporate customer of Hertz's car rental operations. Pursuant to this arrangement, Marriott employees rent cars from Hertz from time to time. Payments by Marriott to Hertz pursuant to this arrangement accounted for less than 0.1% of Marriott's gross revenues for each of the last three fiscal years. Mr. Berquist reported that he does not have, and has never had, responsibility for any commercial relationships between Hertz and Marriott.

Board Meetings

        During the year 2008, our Board held six meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the periods that he served, except for our former director George Bitar, who attended four of the six Board meetings held during the year.

        We do not have a policy with regard to directors' attendance at annual meetings of security holders. All of our directors attended the 2008 annual meeting of security holders.

Board Committees

        Our Board has three standing committees—Audit, Compensation and Executive and Governance. Their composition and roles are discussed below.

  The Audit Committee

        Our Audit Committee consists of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf. Our Board has designated each of the four members of our Audit Committee "audit committee financial experts" and each has been determined to be "financially literate" under NYSE rules.

        Our Audit Committee held eight meetings in 2008.

        Our Audit Committee has a written charter. Under it, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring our accounting, financial and external reporting policies and practices; the integrity of our financial statements; the independence, qualifications and performance of our independent registered public accounting firm; the performance of our internal audit function; the management information services and operational policies and practices that affect our internal control; our compliance with legal and regulatory requirements and our standards of business conduct and ethics; and the preparation of our Audit Committee's report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors.

        The charter for our Audit Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com, or to any stockholder, upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

  The Compensation Committee

        Our Compensation Committee consists of Messrs. David H. Wasserman (Chair), Brian A. Bernasek and Robert F. End.

        Our Compensation Committee held eight meetings in 2008.

        Our Compensation Committee has a written charter. Under it, our Compensation Committee oversees our compensation and benefit policies generally; evaluates the performance of our Chief Executive Officer as it relates to all elements of compensation, as well as the performance of our senior management group; approves and recommends to our Board all compensation plans for members of our senior management group; approves the short-term compensation of our senior management group (subject, in the case of our Chief Executive Officer, to the approval of our Board); approves and authorizes grants to our senior management group under our incentive plans; prepares reports on executive compensation required for inclusion in our proxy statements; and reviews our management succession plan. The Compensation Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate.

        The charter for our Compensation Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com, or to any stockholder, upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

  The Executive and Governance Committee

        Our Executive and Governance Committee consists of Messrs. George W. Tamke (Chair), Robert F. End, Mark P. Frissora and Gregory S. Ledford.

        Our Executive and Governance Committee held no meetings in 2008.

        Our Executive and Governance Committee has a written charter. Under it, our Executive and Governance Committee may exercise the full powers and prerogatives of our Board and take any action our Board could take, subject to specified limitations; assists our Board in determining the skills and qualities of individuals recommended for membership on our Board; reviews the composition of our Board and its committees; reviews and evaluates directors for re-nomination and re-appointment to committees; and reviews and assesses the adequacy of our corporate governance guidelines and codes of business ethics and conduct.

        Stockholders' Agreement.    The Corporation is subject to an amended and restated stockholders' agreement (the "Stockholders' Agreement") with the investment funds associated with or designated by CD&R, Carlyle and MLGPE (collectively, the "Sponsors") that currently hold the majority of our outstanding common stock. The Stockholders' Agreement gives CD&R the right to designate three nominees for election to the Board, and each of the other Sponsors has the right to designate two nominees for election to the Board. Each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. Pursuant to the Stockholders' Agreement, MLGPE has designated Mr. J. Travis Hain for inclusion in the slate of nominees recommended by the Board to stockholders for election at the 2009 annual meeting. Mr. Hain was elected by our Board in April 2009 to fill the vacancy created by the departure of Mr. George A. Bitar. The 2008 Annual Report that accompanies this proxy statement does not reflect Mr. Bitar's resignation or Mr. Hain's election. The Stockholders' Agreement also requires that a director designated by each of the Sponsors has a seat on our Executive and Governance Committee. Please see "Certain Relationships and Related Party Transactions" for more information on the Stockholders' Agreement.

        Corporate Governance Guidelines.    Our corporate governance guidelines contain standards to be followed by the Executive and Governance Committee in determining qualifications for directors, including:

  •
  With respect to members of our Audit Committee, the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules;

  •
  The performance of directors standing for re-nomination to the Board; and

  •
  The composition of the Board, including the judgment, diversity, age, skills, background and experience of directors.

        In addition, the corporate governance guidelines contain policies regarding director independence, term limits, simultaneous service on the boards of other public companies and changes relating to a director's principal employment.

        Except as described above, there is no difference in the manner in which the Executive and Governance Committee evaluates a nominee for director recommended by a stockholder.

        The charter for our Executive and Governance Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com, or to any stockholder, upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

Board Compensation

        In 2006, our Board approved the Hertz Global Holdings, Inc. Director Compensation Policy (the "Director Compensation Policy"), pursuant to which our directors who are not also our employees will each receive a $150,000 annual retainer fee, of which 40% (i.e., $60,000) will be payable in cash and 60% (i.e., $90,000) will be payable in the form of stock options having a value, determined by using a Black-Scholes option valuation model, equal to such dollar amount. The chairperson of our Audit Committee will be paid an additional annual cash fee of $25,000 and each other member of our Audit Committee will be paid an additional annual cash fee of $10,000. The chairperson of our Compensation Committee will be paid an additional annual cash fee of $15,000 and each other member of our Compensation Committee will receive an additional annual cash fee of $10,000. Stock options will be granted annually in arrears, and cash fees will be payable quarterly in arrears, although a director may elect to receive, in lieu of cash fees, shares of our common stock having the same value as such fees. We will also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors will be entitled to free worldwide Hertz car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

        For services rendered during the year ended December 31, 2008, our directors received the following:

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards	Option Awards(6)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barry Beracha	$85,000	—	$90,000	—	—	—	$175,000
Brian Bernasek(3)	70,000	—	90,000	—	—	—	160,000
Carl Berquist(3)	70,000	—	90,000	—	—	—	160,000
George Bitar(4)(5)	60,000	—	90,000	—	—	—	150,000
Michael Durham	70,000	—	90,000	—	—	—	160,000
Robert End(4)	70,000	—	90,000	—	—	—	160,000
Gregory Ledford(3)	60,000	—	90,000	—	—	—	150,000
Nathan Sleeper(4)	60,000	—	90,000	—	—	—	150,000
George Tamke(4)	60,000	—	90,000	—	—	—	150,000
David Wasserman(4)	75,000	—	90,000	—	—	—	165,000
Henry Wolf	70,000	—	90,000	—	—	—	160,000

(1)
All compensation is for services rendered as directors; in certain cases, compensation has been assigned by directors employed by, or affiliated with, one of the Sponsors to an entity associated with the applicable Sponsor.

(2)
Under the terms of the Director Compensation Policy, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director's stock account and was deemed to be invested in a number of phantom shares equal to the number of shares of the Corporation's common stock that would otherwise have been delivered.

(3)
Elected to defer receipt of the cash portion of their fees and instead receive phantom shares equal to the number of shares of the Corporation's common stock equal to the deferred fees.

(4)
Elected to receive fees that would otherwise be payable in cash in the form of shares of the Corporation's common stock.

(5)
Mr. Bitar resigned from our Board on April 8, 2009. On April 14, 2009, Mr. Hain was elected to fill the vacancy created by Mr. Bitar's resignation. As a result, Mr. Hain received no compensation for service as a member of the Board during 2008.

(6)
Value for each director consists of 19,068 options, attributable to service from January 1, 2008 through May 15, 2008, with a grant date fair market value of $33,197 granted to the directors on May 15, 2008 and the expense recognized on the Corporation's financial statements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)") with respect to options to be granted to the directors in May 2009 as compensation for their service from May 16 through December 31, 2008.

  Director Equity Compensation

        On October 12, 2006, our Board approved the Hertz Global Holdings, Inc. Director Stock Incentive Plan (the "Director Plan"). Our stockholders approved the Director Plan on October 20, 2006. Prior to May 15, 2008, we issued all of our equity compensation to our non-employee directors in accordance with the Director Compensation Policy pursuant to the terms of the Director Plan. On February 28, 2008, our Board adopted the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the "Omnibus Plan"), which was approved by our stockholders at the annual meeting of stockholders held on May 15, 2008. The Omnibus Plan provides that no further awards will be granted pursuant to the Director Plan. However, awards that were previously granted pursuant to the Director Plan will continue to be subject to and governed by the terms of the Director Plan. The equity compensation that we granted to our non-employee directors on May 15, 2008 in accordance with the Director Compensation Policy and any equity compensation that we grant to our non-employee directors in the future will be issued pursuant to the terms of the Omnibus Plan.

        Options granted under the Director Plan or the Omnibus Plan must be granted at an exercise price not less than the fair market value of such shares on the date of grant. Options granted as part of a director's annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the Omnibus Plan).

        A director will recognize ordinary income upon exercising options granted under the Director Plan or Omnibus Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and the Corporation will have a corresponding tax deduction at that time.

* * * * *

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The following people served on our Compensation Committee during the year 2008: David H. Wasserman (Chair), Brian A. Bernasek and Robert F. End. None of these individuals (a) served as an officer or employee of the Corporation during 2008 or (b) was formerly an officer of the Corporation, with the exception of Mr. Wasserman, who served as President of CCMG Holdings, Inc. (which subsequently changed its name to Hertz Global Holdings, Inc.) prior to the completion of the acquisition by an indirect, wholly owned subsidiary of the Corporation of all of Hertz's common stock from Ford Holdings LLC in December 2005 (the "Acquisition"). Messrs. Wasserman, Bernasek and End also served as executives of CD&R, Carlyle and Merrill Lynch, respectively. For information regarding relationships among the Corporation and CD&R, Carlyle and Merrill Lynch and related entities, see "Certain Relationships and Related Party Transactions."

        During the year 2008, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following table sets forth information as of March 30, 2009 with respect to the ownership of the common stock of the Corporation by:

  •
  each person known to own beneficially more than 5% of the common stock of the Corporation;

  •
  each of the directors of the Corporation;

  •
  each of the executive officers named in the Summary Compensation Table below; and

  •
  all of the Corporation's executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, Inc.(1)(2)	60,024,510	18.56%
Clayton, Dubilier & Rice Fund VII, L.P.	38,455,598	11.89%
CDR CCMG Co-Investor L.P.	21,314,510	6.59%
CD&R Parallel Fund VII, L.P.	254,402	0.08%
Investment Funds Associated With or Designated By The Carlyle Group(2)(3)	59,250,000	18.32%
Carlyle Partners IV, L.P.	49,505,538	15.31%
CP IV Coinvestment, L.P.	1,999,364	0.62%
CEP II U.S. Investments, L.P.	7,452,823	2.30%
CEP II Participations S.àr.l. SICAR	292,275	0.09%
Investment Funds and Other Entities Associated With or Designated By Merrill Lynch, a subsidiary of Bank of America Corporation ("Bank of America"), and Their Affiliates(4)(5)(6)(7)	58,522,927	18.10%
ML Global Private Equity Fund, L.P.	32,167,044	9.95%
Merrill Lynch Ventures L.P. 2001	3,872,549	1.20%
ML Hertz Co-Investor, L.P.	3,101,137	0.96%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,452	0.01%
CMC-Hertz Partners, L.P.(8)	19,362,745	5.99%
Lord, Abbett & Co. LLC(9)	54,323,098	16.80%
Fairholme Capital Management, LLC(10)	34,200,829	10.58%
Directors and Executive Officers
George W. Tamke(11)	—	** %
Mark P. Frissora(12)(15)	2,040,800	** %
Nathan K. Sleeper(11)	—	** %
David H. Wasserman(11)	—	** %
Brian A. Bernasek(5)(13)(14)(15)	92,324.6	** %
Gregory S. Ledford(5)(13)(14)(15)	151,715.2	** %
J. Travis Hain(16)(17)	—	** %

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
George A. Bitar(16)(17)	—	**	%
Robert F. End(16)	—	**	%
Barry H. Beracha(5)(15)	73,350	**	%
Carl T. Berquist(5)(14)(15)	41,420.2	**	%
Michael J. Durham(5)(15)	42,350	**	%
Henry C. Wolf(5)(15)	28,350	**	%
Joseph R. Nothwang(15)	720,895	**	%
Michel Taride(15)	557,985	**	%
Gerald A. Plescia(15)	542,049	**	%
Elyse B. Douglas(15)	118,327	**	%
All directors and executive officers as a group (26 persons)(14)(15)(18)	5,091,817	1.57%

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 38,455,598 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 21,314,510 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 254,402 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership. Does not include 41,979 shares of common stock and 70,050 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation's Director Compensation Policy.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, Inc. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. Clayton, Dubilier & Rice, Inc. expressly disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, Inc. is 375 Park Avenue, 18th Floor, New York, NY 10152.

(2)
Excludes 19,362,745 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, Inc. and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 8 below.

(3)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 59,250,000 shares of the common stock of Hertz Global Holdings, Inc., of which Carlyle Partners IV, L.P. holds 49,505,538 shares; CEP II U.S. Investments, L.P. holds 7,452,823 shares; CP IV Coinvestment, L.P. holds 1,999,364 shares; and CEP II Participations S.àr.l. SICAR holds 292,275 shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TC Group IV Managing GP, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Participations S.àr.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman II, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations

  S.àr.l. SICAR through its indirect subsidiary CEP II Managing GP, L.P., which is a general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. DBD Cayman Limited is the general partner of TCG Holdings Cayman II, L.P. and has investment discretion and dispositive power over the shares. DBD Cayman Limited is controlled by its Class A members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the voting or disposition of these shares requires their approval. Such persons may be deemed to share beneficial ownership of these shares and each disclaims such beneficial ownership.

  The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(4)
Pursuant to a Form 3 filed by Bank of America with the SEC on January 9, 2009, Bank of America is an indirect beneficial owner of the reported securities. The indirect interest in the reported securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008 (the "Merger Agreement") whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch. Merrill Lynch is now a wholly owned subsidiary of Bank of America.

(5)
Includes director stock options which are currently exercisable. Messrs. Beracha, Bernasek, Berquist, Durham, Ledford and Wolf hold currently exercisable director stock options to purchase 23,350, 22,585, 23,350, 23,350, 23,350, and 23,350 shares, respectively. As a result of assignments of compensation by Mr. End and by George A. Bitar, who served on the Corporation's board of directors until April 8, 2009, ML Global Private Equity Fund, L.P. holds 27,985 shares of common stock and currently exercisable options to purchase 46,700 shares of common stock.

(6)
Includes 19,362,745 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 8 below.

(7)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 32,167,044 shares of common stock held by ML Global Private Equity Fund, L.P. (including 46,700 currently exercisable director stock options and 27,985 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. End and Bitar under the Corporation's Director Compensation Policy, as described in Note 5 above); (ii) 3,872,549 shares of common stock held by Merrill Lynch Ventures L.P. 2001; and (iii) 3,101,137 shares of common stock held by ML Hertz Co-Investor, L.P. Also includes 19,452 shares held of record by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Does not include 92,329 shares held of record by Merrill Lynch Bank & Trust Co., FSB as of December 31, 2008, as reported on the Schedule 13G/A filed by Bank of America and related entities on February 17, 2009. Merrill Lynch Bank & Trust Co., FSB has no pecuniary interest in such shares. All information regarding shares held of record by Merrill Lynch Bank & Trust Co., FSB is based on information presented in such Schedule 13G/A, which is the most recent publicly available filing disclosing ownership by Merrill Lynch Bank & Trust Co., FSB.

The address of each of the investment funds described in this footnote is c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Bank & Trust Co., FSB, is 4 World Financial Center, New York, NY 10080.

ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership ("ML Partners"), is the special limited partner of ML Global Private Equity Fund, L.P. The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Partners. The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners' general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. ("ML Ventures"), which is a wholly owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decision making power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

The general partner of ML Hertz Co-Investor, L.P. is ML Hertz Co-Investor GP, L.L.C., whose sole managing member is ML Global Private Equity Fund, L.P., which may therefore be deemed to have beneficial ownership of the shares owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. expressly disclaims beneficial ownership of these shares, as do the entities and individuals discussed above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly owned subsidiary of Merrill Lynch & Co., Inc., which is a wholly owned subsidiary of Bank of America. See Note 4 above. Bank of America disclaims beneficial ownership of the shares of the Corporation that the investment funds and other entities affiliated with Merrill Lynch & Co., Inc. hold of record or may be deemed to beneficially own.

  Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares of the Corporation that ML Hertz Co-Investor, L.P., ML Global Private Equity Fund, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Bank & Trust Co., FSB, hold of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, L.P., ML Hertz Co-Investor, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Bank & Trust Co., FSB disclaims beneficial ownership of the shares of the Corporation that Merrill Lynch Ventures, L.P. holds of record or may be deemed to beneficially own, and each of ML Hertz Co-Investor, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Bank & Trust Co., FSB disclaims beneficial ownership of the shares of the Corporation that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, Merrill Lynch Ventures L.P., ML Hertz Co-Investor, L.P. and Merrill Lynch Bank & Trust Co., FSB also disclaims beneficial ownership of the shares of the Corporation that Merrill Lynch, Pierce, Fenner & Smith Incorporated owns of record or may be deemed to beneficially own. Merrill Lynch, Pierce, Fenner & Smith Incorporated also disclaims beneficial ownership of the shares of the Corporation that ML Hertz-Co Investor, L.P. and Merrill Lynch Bank & Trust Co., FSB own of record or may be deemed to beneficially own. Merrill Lynch Bank & Trust Co., FSB disclaims beneficial ownership of the shares of the Corporation that ML Global Private Equity Fund, L.P., ML Hertz Co-Investor, L.P., Merrill Lynch Ventures L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated own of record or may be deemed to beneficially own.

(8)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose managing members are Carlyle Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until December 21, 2013, the eighth anniversary of the closing date of the Acquisition, ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz Partners, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities and individuals discussed in Note 7 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(9)
A report on Schedule 13G/A, dated February 13, 2009, disclosed that Lord, Abbett & Co. LLC, an investment adviser, was the beneficial owner of 54,323,098 shares of the common stock of the Corporation as of December 31, 2008. Lord, Abbett & Co. LLC has reported that it has (i) sole power to vote or direct the vote of 48,586,072 shares of common stock of the Corporation and (ii) sole power to dispose or direct the disposition of 54,066,658 shares of common stock of the Corporation. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey, 07302. All information regarding Lord, Abbett & Co. LLC is based on that entity's report on Schedule 13G/A.

(10)
A report on Schedule 13G/A, dated February 13, 2009, disclosed that Bruce Berkowitz, as the managing member of Fairholme Capital Management, LLC, an investment company, and as president of Fairholme Funds, Inc., was the beneficial owner of 33,837,015 shares of common stock of the Corporation as of December 31, 2008. Mr. Berkowitz reported that he has (i) sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 363,814 shares of common stock of the Corporation, (ii) shared power with Fairholme Capital Management, LLC to vote or direct the vote of 23,925,000 shares of common stock of the Corporation and (iii) shared power with Fairholme Capital Management, LLC to dispose or direct the disposition of 33,837,015 shares of common stock of the Corporation. The address of Fairholme Capital Management, LLC, Bruce Berkowitz and Fairholme Funds, Inc. is 4400 Biscayne Boulevard, 9th floor, Miami, FL 33137. All the information regarding Fairholme Capital Management, LLC is based on that entity's report on Schedule 13G/A.

(11)
Does not include 60,024,510 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., or 70,050 currently exercisable stock options and 41,979 shares of common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation's Director Compensation Policy, as described in Note 1 above. Messrs. Tamke, Wasserman and Sleeper are directors of the Corporation and Hertz and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc. and of the stock options and shares held by Clayton, Dubilier & Rice, Inc.

(12)
Includes 785 shares held by Mr. Frissora's daughter.

(13)
Does not include 59,250,000 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Bernasek and Ledford are directors of the Corporation and Hertz and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(14)
Includes 14,739.6, 15,070.2 and 12,965.2 phantom shares issued to Messrs. Bernasek, Berquist and Ledford, respectively, under the Corporation's Director Compensation Policy.

(15)
Includes employee and/or director stock options which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright; and any shares that were purchased pursuant to the Corporation's employee stock purchase plan.

(16)
Does not include (i) 58,522,927 shares of common stock held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. (including 46,700 currently exercisable director stock options and 27,985 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. End and Bitar under the Corporation's Director Compensation Policy, as described in Note 5 above), or over which such funds exercise voting control, or (ii) 92,329 shares held of record by Merrill Lynch Bank & Trust Co., FSB as of December 31, 2008. Messrs. End and Hain are directors of the Corporation and Hertz and managing directors of the global private equity division of Bank of America Merrill Lynch Capital Investors. They disclaim beneficial ownership of the shares held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. See Notes 7 and 8 above.

(17)
Mr. Bitar resigned from the Corporation's board of directors on April 8, 2009. On April 14, 2009, Mr. Hain was elected to fill the vacancy created by Mr. Bitar's resignation.

(18)
Does not include Mr. Hain, who was elected to the Corporation's board of directors on April 14, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed by the Corporation's directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation's reporting persons during 2008 were filed on time, except that:

  •
  Robert Stuart and J. Jeffrey Zimmerman each filed one Form 4 two days late due to administrative error; and

  •
  The Corporation was informed during the second quarter of 2007 that Merrill Lynch engaged in principal trading in the Corporation's common stock between November 17, 2006 and April 19, 2007. Merrill Lynch and certain of its affiliates have engaged in additional principal trading activity since that time, including during 2008. Merrill Lynch did not timely file Forms 4 with respect to 45 such transactions during 2008. All of these transactions were subsequently reported on Forms 4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Pursuant to the directors' code of business conduct and ethics adopted by our Board, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chairman of the Executive and Governance Committee as promptly as practicable. That director should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chairman of the Executive and Governance Committee or the Board. The Corporation has also adopted written standards of business conduct applicable to all employees of the Corporation and its subsidiaries. These standards generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Corporation. Copies are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com, or to any stockholder, upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons.

Stockholders' Agreement

        The Corporation is party to the Stockholders' Agreement, among it and investment funds associated with or designated by the Sponsors. The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of the Corporation's directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, and two nominees of an investment fund associated with MLGPE, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in the Corporation, and up to six independent directors. In addition, upon the Corporation ceasing to be a "controlled company" within the meaning of the NYSE rules, if necessary to comply with the NYSE rules, the director nominees of the Sponsors shall be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with MLGPE, and additional independent directors will be elected by the board to fill the resulting director vacancies. Since October 12, 2006, the Corporation has had four independent directors.

        The Stockholders' Agreement also grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove the Corporation's Chief Executive Officer. Any replacement Chief Executive Officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in the Corporation. The Stockholders' Agreement also includes tag-along and drag-along rights, and restrictions on transfers of shares of the Corporation, in certain circumstances.

        In addition, the Stockholders' Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in the common stock of the Corporation and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders' Agreement). The Stockholders' Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        The Corporation is also party to a registration rights agreement (the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if the Corporation is eligible to use Form S-3. The secondary offering of the Corporation's common stock in June 2007 was effected pursuant to this Registration Rights Agreement. In the event the Corporation registers any of its common stock, these investment funds also have the right to require the Corporation to use its best efforts to include shares of common stock of the Corporation held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for the Corporation to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Indemnification Agreements

        The Corporation, along with Hertz, is a party to customary indemnification agreements with the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        The Corporation is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our By-Laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

        Merrill Lynch, which is an affiliate of one of the Sponsors, served as one of the underwriters in the initial public offering of the common stock of Hertz Holdings and the June 2007 secondary offering by the Sponsors. Merrill Lynch or its affiliates (which are stockholders of Hertz Holdings) were lenders under the Hertz Holdings Loan Facility (which was repaid with the proceeds of Hertz Holdings' initial public offering), are lenders under our original and amended Senior Term Facility, our original and amended Senior ABL Facility and our Fleet Financing Facility; acted as initial purchasers with respect to the offerings of our Senior Notes, our Senior Subordinated Notes and our Series 2008-1 Notes; acted as structuring advisors and agents under our ABS Program; and acted as dealer managers and solicitation agents for our tender offers for our existing debt securities in connection with the Acquisition.

Other Relationships

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is an affiliate of one of the Sponsors, acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described below, and receives customary fees and expenses for these services.

        Merrill Lynch, an affiliate of one of the Sponsors, and certain of its affiliates engage in principal trading activity in our stock from time to time. To date, Merrill Lynch has paid to us approximately $4.9 million for its "short-swing" profit liability resulting from its principal trading activity that is subject to recovery by us under Section 16 of the Securities Exchange Act of 1934, as amended. In the event that Merrill Lynch or its affiliates (including private investment funds managed by certain private equity-arm affiliates of Merrill Lynch) sell additional shares of our common stock in the future, this amount may change. In addition, because Merrill Lynch may be deemed to be an affiliate of Hertz Holdings and there was no registration statement in effect with respect to its sale of shares during this period, certain of these sales may have been made in violation of Section 5 of the Securities Act of 1933, as amended.

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "Corporate Governance and General Information Concerning the Board of Directors and its Committees—Board Independence."

 EXECUTIVE COMPENSATION

Named Executive Officers

        We refer to the following individuals as our "named executive officers":

  •
  Mark P. Frissora, who is our Chief Executive Officer ("CEO") and the Chairman of our Board of Directors

  •
  Elyse Douglas, who is our Chief Financial Officer ("CFO") and one of our Executive Vice Presidents

  •
  Joseph R. Nothwang, who is our President, Vehicle Rental and Leasing, The Americas and Pacific and one of our Executive Vice Presidents

  •
  Michel Taride, who is our President, Hertz Europe Limited and one of our Executive Vice Presidents

  •
  Gerald Plescia, who is our President, Hertz Equipment Rental Corporation and one of our Executive Vice Presidents

        The named executive officers are our CEO and CFO, our three other most highly compensated executive officers, as compensation is determined under the SEC's rules as of December 31, 2008 and up to two additional individuals who would have been among our most highly compensated executive officers if they had been employed on December 31, 2008.

Compensation Discussion and Analysis

Executive Summary

        This compensation discussion and analysis provides information regarding our compensation programs for our named executive officers. We discuss the philosophy of our compensation programs, including how we determine the elements of compensation for our named executive officers, and why we have selected those elements in our compensation programs.

        We believe that a skilled and motivated team of senior executives is essential to building lasting shareholder value. As a market leader in the car and equipment rental industries, we also understand that our senior executives are highly sought after. Therefore, we have structured our compensation programs to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended executive departures. Our short- and long-term incentive programs are also intended to reward our executives for performance measured against established goals that are important to us and to align our executives' interests with those of our shareholders, in each case with the ultimate objective of creating lasting shareholder value.

        In the second half of 2008, our Compensation Committee examined our compensation programs in light of the recent overall economic downturn. At that time, the Compensation Committee considered whether compensation levels generally, and our performance-based compensation programs in particular, continued to serve the goals described above. In an effort to (1) adapt our compensation structure to a very different economic environment and to retain and incentivize management, (2) reward positive operational and financial performance, which we believe creates shareholder value and will be reflected in our market value over time and (3) provide realistic performance measures in the new environment, we made the following principal changes to our compensation programs in 2008:

  •
  We approved bonuses for our named executive officers to recognize what we regarded as significant performance levels in the face of extraordinarily difficult economic conditions. In doing so we took into account that the terms of our annual incentive plan as originally established were no longer realistic and therefore provided insufficient direction and motivation to our management. See "—Elements of our Compensation Programs—Annual Incentives."

  •
  We established our 2009 annual incentive compensation program, providing for quarterly, rather than annual, goals, which will allow us to establish more appropriate performance goals in a volatile economic environment than under an annual program. We also established new performance criteria for the 2009 annual incentive compensation program. See "—Elements of our Compensation Programs—Annual Incentives."

  •
  We awarded performance stock units under the Omnibus Plan to our named executive officers and certain of our other key employees. See "—Elements of our Compensation Programs—Long-Term Equity Incentives."

        In addition, independent of these changes, in February 2008 we entered into new Change in Control Agreements with certain of our named executive officers, and we adopted a new executive severance plan. See "—Elements of our Compensation Programs—Employment and Severance Arrangements."

        In 2009, we also examined our named executive officers' salaries in light of the worldwide economic downturn and adjusted them to reflect the effects of the downturn on our businesses.

Role of the Compensation Committee

        Our Compensation Committee has overall responsibility for the compensation of our named executive officers. The charter for our Compensation Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of the our website, www.hertz.com, or to any stockholder, upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

        The Compensation Committee reviews and establishes the compensation structure for our senior management. To assist it in doing so, the Compensation Committee has the authority to retain outside advisors (including compensation consultants), as the Compensation Committee deems appropriate. At the start of 2008, Frederic W. Cook & Co., Inc. ("Cook") was serving as the outside consultant to the Compensation Committee. As part of its periodic review of consulting needs, the Compensation Committee decided to engage Semler Brossy Consulting Group, LLC ("Semler Brossy") as its compensation consultant starting in July 2008. The compensation consultant provides advice and information at the Compensation Committee's request. The Compensation Committee reviews our compensation program in light of the consultant's recommendations and adjusts compensation as it sees fit. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Semler Brossy.

        In determining the appropriate levels of our compensation programs, our CEO provides input to the Compensation Committee on topics that he believes are important, such as the appropriate levels of base salary for named executive officers (other than himself), performance criteria, numerical performance goals and appropriate target performance levels. As part of this process, our CEO obtains data from and has discussions with our chief human resources officer. In addition, as described in more detail below, our CEO performs performance reviews with respect to the other executive officers of the Corporation, the results of which may affect our executive officers' base salaries and annual bonus levels. Our Compensation Committee may give weight to our CEO's input in its discretion, but in all cases, the final determinations with respect to our compensation programs lie with the Compensation Committee or, in the case of our CEO, with our Board of Directors.

Elements of our Compensation Programs

        Our compensation programs consist primarily of (1) base salary, (2) annual performance-based incentive compensation, (3) long-term equity incentive compensation and (4) retirement benefits. We also provide our executives with limited perquisites, and we maintain severance arrangements that would provide our executives with additional compensation in the event of certain qualifying terminations of employment.

        When determining the appropriate levels of our compensation programs, we compare the compensation for our senior executives to the compensation of comparable positions at a peer group of companies. Because the number of direct competitors in the global market is limited, we do not limit our peer group only to direct competitors in our industry, but also include general industry companies of similar revenue size. In addition, we also review market data on competitive pay practices and trends. When making compensation decisions for our executives, our management and our Compensation Committee consider this market data, as well as industry factors, general business developments and corporate and individual performance. The following are the companies against which our compensation programs were benchmarked in 2008:

Autozone	Harley Davidson	Penske Automotive Group
Avis Budget Group	Hilton Hotels	Royal Caribbean
Carmax	Marriott International	Ryder System
Carnival	Norfolk Southern	Starbucks
Cintas	Office Depot	Starwood
CSX	OfficeMax	United Rentals
Darden Restaurants

        We also considered market data on general industry companies provided to us by Towers Perrin, a consulting company that sometimes provides compensation information and advice to management. We typically review the base salaries and annual bonus levels of our named executive officers and other senior executives every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Base Salary

        In our review of base salaries for our executives, we primarily considered:

  •
  Market data provided by Frederic W. Cook & Co., Inc. with respect to the peer group and market data on general industry companies provided by Towers Perrin;

  •
  Internal review of the executive's compensation, both individually and relative to other officers; and

  •
  Individual performance of the executive.

        Our Compensation Committee makes these base salary determinations in close consultation with our Lead Director and our CEO (except as to his own compensation). Generally, we review the base salaries of our named executive officers and other senior executives every 12 months. We also review base salaries upon promotion or other changes in job responsibility.

        We review base salary and annual bonus levels together. We have generally tried to set base compensation for each of our senior executive officers at the median of that paid for comparable positions at our peer group of companies. (By "median" we mean that roughly half of our peer companies pay the same or less, and roughly half pay more.) We take into account individual performance when setting base salary levels for our senior executive officers. Accordingly, some of our officers' base salaries may exceed the median paid for comparable positions at our peer group of companies, while for others it may have been below the median.

        We generally tried to set bonus compensation between the 50th and 75th percentiles of that paid for comparable positions at our peer group of companies. (By "between the 50th and 75th percentiles" we mean that 50-75% of the peer group would be expected to pay that amount of bonus compensation or less, while 25-50% would be expected to pay more.) Accordingly, if performance exceeds target levels, our executive officers may receive annual cash compensation above the median of our peer group, and, if performance is below target levels, our executive officers may receive annual cash compensation below the median. We intend for this structure to motivate our executives to outperform our peer group of companies and to reward our executives for doing so. We believe that this level of compensation, including the possibility to earn more for exceptional performance, is appropriate to attract and retain a management team with the skills to operate a large, global corporation.

        We do not include the value of the cash-based long-term incentive plan established while Hertz was owned by the Ford Motor Company (referred to below as the "Ford LTIP") in setting annual cash compensation levels because we view the Ford LTIP as a legacy program. The Ford LTIP expired at the end of 2008. Since we did not intend to continue the Ford LTIP after it expired, we did not extend participation in the Ford LTIP to executive officers who began working for us after Ford Motor Company sold Hertz to the Corporation. Accordingly, Mr. Frissora and Ms. Douglas did not participate in the Ford LTIP in 2008.

        As the result of our regular, cyclical review of annual base salaries in February 2008, the annual base salaries for our named executive officers were revised as reflected in the following chart.

Name	Initial Base Salary	Adjusted Base Salary
Mr. Frissora	$1,000,000	$1,075,000
Ms. Douglas	$450,000	$510,000
Mr. Nothwang	$630,000	$640,000
Mr. Taride(1)	$551,150	$567,683
Mr. Plescia	$470,000	$490,000

    (1)
    For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.8576.

        In February 2009, recognizing the effects of the worldwide economic downturn on our businesses, the Compensation Committee reduced the salaries of our named executive officers. For 2009, Mr. Frissora's salary was reduced by 20% to $860,000. The other named executive officers' salaries were reduced by 15%, to $433,500 for Ms. Douglas and $544,000, $482,530 and $416,500 for Messrs. Nothwang, Taride and Plescia, respectively.

Annual Incentives

        For 2008, the annual incentive awards for our named executive officers and other senior executives were intended to be determined in the same method as in prior years. However, due to the effect of the worldwide financial crisis on our business, we made the determination to modify the process that we had followed in prior years with respect to annual incentives.

  EICP

        Selection of Performance Criteria for 2008.    In February 2008 our Compensation Committee approved the performance criteria to be used to determine annual bonuses for our named executive officers under our Executive Incentive Compensation Program, or "EICP," the relative weighting of those criteria and the targets applicable to each criterion. Our Compensation Committee also established numerical goals as to each of the performance criteria, and the target annual bonus that each named executive officer could receive—expressed as a percentage of annual base salary—if those numerical goals were met. Our Compensation Committee also determined the extent to which the annual bonus could be increased if the numerical goals were exceeded or decreased if the numerical goals were not achieved, as well as minimum thresholds of performance (below which no bonus would be paid). In 2008, as in prior years, the EICP performance criteria applicable to our named executive officers were (1) adjusted pre-tax income (referred to below as "API"), (2) return on total capital (referred to below as "ROTC") and (3) revenues. For all of our named executive officers, the performance criteria were based entirely on our overall performance. However, our CEO may recommend and the Committee may approve an increase or decrease of up to 50% based on the CEO's subjective evaluation of our named executive officers' individual performance. Similarly, our Board provides the Compensation Committee with a subjective evaluation of our CEO's performance and his EICP bonus may also be adjusted by up to 50% by the Compensation Committee. For Messrs. Taride, Nothwang and Plescia, each of whom has responsibility for a particular business unit, individual performance included an assessment of business unit performance. API for us is an adjusted pre-tax income statistic equal to our income before purchase accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash "mark-to-market" income and expense. ROTC for us is a return on capital statistic equal to the ratio of our API plus fleet interest, non-fleet interest and stock option expense to our average assets minus average non-interest bearing liabilities, excluding goodwill, other intangibles and other purchase accounting related balances. We selected these three performance criteria because we believe that improvements in our pre-tax income (as measured by API), return on the cost of capital (as measured by ROTC) and revenues, taken together, will result in our continued growth and the delivery of shareholder value. We decided to determine EICP bonuses based on overall achievement of these three goals because we believe they capture three key financial indicators for the Corporation. API (which is an earnings measure which we publicly report) and ROTC are operating statistics determined by reference to our financial statements but are not financial measures calculated in accordance with generally accepted accounting principles. Growth in revenue does not in itself necessarily correspond to a growth in income or increased ROTC. The numerical targets for the three performance criteria for 2008 were: for API, $77.6 million, for ROTC, 13.3% and for revenue, $9,072.6 million.

        It was intended that we would weigh these three criteria such that 50% of the bonus to be paid would be based on the achievement of API, 30% of the bonus to be paid would be based on ROTC and 20% of the bonus to be paid would be based on revenue.

        Establishment of Numerical Goals and Target Bonus Levels; Extent to which the Numerical Goals were Satisfied and Amount of Annual Bonuses for 2008.    We set the target annual bonus a named executive officer would be eligible to receive under the EICP so that the executive would earn total annual cash compensation (that is, annual bonus and base salary) at the median of annual cash compensation paid for comparable positions at the companies in our peer group. The annual bonuses were further structured so that, if executive officers substantially exceeded the performance targets, total annual cash compensation would be payable at the 75th percentile of the peer group—by which we mean 75% of the peer group would be expected to pay that amount of total annual cash compensation or less, while 25% would be expected to pay more. Executive officers participating in the EICP generally receive no payment of an EICP award unless minimum performance levels are achieved (for 2008, the minimum performance level was achievement of 90% of the combined performance goals), and receive 100% of their targeted bonus amount for the achievement of the target levels. For 2008, for each one percentage point that actual results exceeded 100% of the applicable performance targets, the executive's bonus payment under the EICP would be increased by four percentage points. (For example, 106% achievement would result in a payment of 124% of the executive's target annual bonus.) We included this feature in our EICP because we believed that exceeding the applicable performance goals reflects extraordinary achievement, and we believed it was important to provide the additional reward to our executive officers for doing so. There is no maximum cap on EICP payments.

        Throughout 2008, our Compensation Committee examined actual company performance relative to the targets described above and discussed the extent to which the performance targets established at the beginning of 2008 remained reasonable based on the weakening economy. The Corporation did not meet the minimum performance goals for 2008. However, it was the Compensation Committee's judgment that the goals were not satisfied in large part due to the unexpected worldwide economic conditions generally in the second half of the year and did not reflect our named executive officers' positive performance in a difficult market. The Compensation Committee also determined that performance in the first half of 2008 was such that, if the performance goals under the EICP had been pro-rated for the first six months of 2008, the EICP bonus would have been paid at 86% of target for that period. In order to recognize the extremely difficult economic environment and reward management for performance despite the downturn, the Compensation Committee, on the advice of our CEO, established modified, subjective performance objectives for the remainder of the year. The Compensation Committee informed management in October 2008 that it would approve partial bonuses if the Compensation Committee subjectively determined that, during the balance of 2008, the Corporation (1) continued to outperform its key competitors, (2) achieved cost efficiencies in discretionary spending and quality control programs and (3) made progress toward corporate strategic objectives. These modified performance objectives were achieved. Consequently, the Compensation Committee, after consulting with Semler Brossy, determined that bonus payments would be made to our named executive officers in amounts equal to 43% of target, representing 50% (i.e., six months' worth) of the 86% payout that would have been earned in the first half of 2008 had the EICP determined bonuses based on six-month performance periods.

  Ford LTIP

        All of our named executive officers other than Mr. Frissora and Ms. Douglas also participated in the Ford LTIP in 2008. The Ford LTIP is a legacy annual cash incentive plan from the period when Hertz was owned by the Ford Motor Company. In 2006, we modified the Ford LTIP to provide an enhanced annual bonus opportunity using the same performance criteria and performance targets employed for participants in the EICP in lieu of the performance criteria and targets that the Ford LTIP previously employed. We modified the Ford LTIP because we believed that the performance criteria and targets we annually established under the EICP would create better incentives to meet our business objectives following the Corporation's acquisition of Hertz than those that had been established for Ford. Bonus payments under the Ford LTIP are in all events limited to 200% of target payments. As described above, the Ford LTIP expired at the end of 2008.

        Since the performance criteria, numerical goals and target bonus levels under the Ford LTIP were the same as those under the EICP, they were determined as part of the determination of these factors for the EICP (since these elements are the same in both plans). Likewise, the Compensation Committee considered the same factors and came to the same determinations with respect to payment of 2008 bonuses under the Ford LTIP as under the EICP. Accordingly, bonuses under the Ford LTIP were paid at 43% of target.

        The following EICP and Ford LTIP bonuses to our named executive officers were approved by our Compensation Committee in February 2009.

	Bonus under EICP					Bonus under Ford LTIP
Name	Target ($)		Actual % of Target Paid	2008 EICP Payments		Target ($)		Actual % of Target Paid	2008 LTIP Payments
Mr. Frissora		$1,397,500	43%		$600,925		$—	—%		$—
Ms. Douglas		$382,500	43%		$164,475		$—	—%		$—
Mr. Nothwang(1)	$	N/A	N/A	$	N/A	$	N/A	N/A	$	N/A
Mr. Taride(2)		$425,762	43%		$183,078		$240,000	43%		$103,200
Mr. Plescia		$367,500	43%		$158,025		$240,000	43%		$103,200

(1)
Mr. Nothwang did not receive a discretionary bonus under the EICP or Ford LTIP as described above. However, Mr. Nothwang received a guaranteed bonus in connection with his agreement to remain with the Corporation through 2009. This arrangement is more fully described in "—Employment and Severance Arrangements."

(2)
For Mr. Taride, amounts have been converted to U.S. dollars from pounds sterling 12-month average rate of 1.8576.

        2009 Annual Incentives.    In light of recent market volatility and the potential for continued disruption of our businesses in 2009, our Compensation Committee determined that annual bonuses for our named executive officers for 2009 will be determined in a different manner than in past years. The Compensation Committee engaged its compensation consultant to analyze the current economic environment and potential alternative methods of administering the EICP for 2009. Semler Brossy presented its findings to the Compensation Committee. Based on Semler Brossy's recommendations, we determined that performance targets for 2009 should continue to emphasize financial results to ensure strong alignment of management's interests with shareholders' interests. However, the Compensation Committee believes that, in the current market, revenue is not an appropriate indicator of corporate performance because it is heavily influenced by market conditions and cash flow is more important than ROTC because it represents funds available to grow the fleet and meet debt obligations. For this reason, 2009 performance will be based 60% on API and 40% on total net cash flow, a measure that we have publicly reported. Total net cash flow for us is defined as the change in the cash and equivalents, restricted cash and debt balances, adjusted for the effects of foreign currency. Total net cash flow is not calculated based on generally accepted accounting principles, but it is important to management and investors as it represents funds available to grow our fleet or reduce our debt. The bonus amount determined based on API and total net cash flow may be adjusted up or down by up to 25% based on individual business unit growth, cash management and customer satisfaction for business leaders, or, for Mr. Frissora and Ms. Douglas, aggregate business unit performance with respect to these objectives. The bonus may then be increased by up to 50% or decreased by up to 100% based on individual performance goals to be established between the named executive officer and our CEO, for all named executive officers other than the CEO, and for the CEO, by our Compensation Committee. We believe that the ability to adjust bonus payments in this manner will allow us to tailor bonuses to the achievement of targets that particular individuals can influence.

        The Compensation Committee also determined that, given the recent volatility in the economy, yearly performance targets are difficult to establish accurately and consequently will not appropriately incentivize management. Therefore, in order to provide us with flexibility to create effective incentives for our executives for the entirety of 2009, performance will be measured against quarterly performance targets in 2009, rather than the annual performance targets used in previous years. Given the seasonality of the company's businesses, the first quarter of 2009 will constitute 15% of the total EICP award, the second and fourth quarters will each constitute 25% of the total and the third quarter will constitute 35% of the total. While performance will be measured quarterly, payments under the EICP, if any, will be made in one lump sum after the end of fiscal 2009 as has generally been the case under the EICP. All payments under the EICP with respect to 2009 performance are subject to exceeding the debt ratio requirements in

Hertz's senior credit facilities and as established by our Compensation Committee. If the debt ratio targets are not satisfied, no EICP bonuses will be paid with respect to the quarter in which the ratio is exceeded and any prior quarter.

Long-Term Equity Incentives

        Background.    Following our initial public offering in November 2006, we determined that it is important to our long-term success to continue to be able to grant equity compensation pursuant to a shareholder-approved plan to our current and prospective named executive officers and other senior executives and key employees. Only stock options could be issued under the stock incentive plan established when we were a private company. In May 2006, each of our named executive officers, other than Mr. Frissora and Ms. Douglas, who were not in their current positions at that time, received a grant of stock options that was intended to be in lieu of yearly grants for the three year-period starting with the year of grant. Mr. Frissora was granted stock options upon his appointment as our CEO in 2006, following a review by our Compensation Committee of equity compensation at our peer companies and a determination by the Compensation Committee to place Mr. Frissora's long-term compensation, as for our other named executive officers, between the 50th and the 75th percentile. Ms. Douglas also received a grant of stock options in 2007 in connection with her promotion from Treasurer to CFO. We determined the amount of this grant based on our review of data from our peer companies as to the CFO position. We chose options as the form of award in order to align Ms. Douglas's compensation with that of our other executive officers.

        In order to provide us with maximum flexibility to make equity awards in the future that are consistent with our determination, at the time, of what is in our best interests and the best interests of our shareholders, we chose to adopt a plan that provides for a full range of equity awards, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units and deferred stock units. We also provided in the plan the flexibility to permit us to settle awards in shares or in cash. 17,700,000 shares of our common stock are authorized for issuance under the plan (9,321,213 of which were available for awards under the plan as of March 30, 2009). At our 2008 annual meeting, our shareholders approved our 2008 Omnibus Incentive Plan as an additional means of providing our named executive officers (as well as our other employees) with long-term equity-based compensation.

        2008 Long-Term Equity Awards.    In February 2008, we awarded stock options to our named executive officers and certain other key employees under the Hertz Global Holdings, Inc. Stock Incentive Plan, our prior equity incentive plan. The number of options awarded to each of our named executive officers is listed in the "Grants of Plan Based Awards" Table. The stock options granted to all of our named officers who received awards in 2008 were intended to bring their long-term incentive compensation, including the Ford LTIP for 2008, generally between the 50th and 75th percentiles of that paid to executives in comparable positions at our peer group of companies and in companies included in Towers Perrin's general market survey. The stock options granted to Mr. Frissora and Ms. Douglas were part of each of their yearly long-term incentive awards. Messrs. Nothwang, Taride and Plescia had each received a stock option award in 2006 that was intended to be a multi-year award, but, based on a review of data provided by its compensation consultant, our Compensation Committee determined that the number of options previously granted in the multi-year awards no longer placed these executives at the intended level of compensation.

        Due to the economic downturn in the latter half of 2008, our executive officers' stock option awards, which were intended to align their interests with those of shareholders, lost nearly all of their intrinsic value, weakening the link between management's and shareholders' interests. In order to increase morale and incentivize management to add shareholder value, the Compensation Committee determined it should grant equity to our executives outside of our annual equity award cycle. The Compensation Committee engaged its compensation consultant to advise it on alternative equity awards and appropriate awards to retain our named executive officers since the intrinsic value of their equity awards had decreased. After consulting with Semler Brossy, in November 2008, the Compensation Committee awarded performance stock units to our named executive officers and certain other key employees. A performance stock unit represents the right to receive a share of our common stock if certain performance goals are achieved and time periods have passed. We awarded performance stock units rather than stock options because we believe that in the current economic environment, performance stock units better align management's interests with those of our shareholders by allowing management to participate in both increases and decreases in our share price (as compared with options, which provide a benefit only to the extent that the share price increases above the exercise price).

        Like the stock options we previously have granted, vesting of the performance stock units requires continued employment. We applied this vesting condition in order to retain our senior management during the vesting period. Unlike our stock options, however, we also added a minimum performance condition. 50% of each award of performance stock units granted to our named executive officers in 2008 will vest on the first anniversary of the grant date if the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities are satisfied during the period from the grant date through the first anniversary of the grant date and the executive is still an employee on the first anniversary of the grant date. If the performance measures described above are satisfied, then the remaining 50% of each award will vest on the second anniversary of the grant date if the named executive officer is still an employee at that time. If the performance measures are not satisfied, then all of the performance stock units will be forfeited. The performance goals for the 2008 performance stock units were selected based on the Compensation Committee's belief that, in the current economic environment, compliance with the covenants in Hertz's senior credit facilities is essential to the financial success of the Corporation and that management should be provided with a direct incentive to achieve this goal.

        A summary of the performance stock units awarded to our named executive officers received in 2008 can be found in the "Grants of Plan-Based Awards" Table. We believe that, when combined with the other elements of compensation, the number of performance stock units awarded to each named executive officer and other senior executives achieves an appropriate balance between risk and potential reward.

        2009 Long-Term Equity Awards.    In February 2009, we awarded performance stock units under our 2008 Omnibus Plan to our named executive officers (other than Mr. Nothwang, who intends to retire at the end of 2009) as part of their yearly long-term incentive award. The long-term equity incentives were awarded in order to provide compensation to our named executive officers that is between the 50th and 75th percentiles of that paid for comparable positions at companies represented in general market data provided by Towers Perrin, with some consideration to the compensation paid to executives in our peer group of companies. The Compensation Committee relied more heavily on the general industry data from Towers Perrin in this analysis because considerable changes in the incumbents among the named executive officers in our peer group disproportionately affected executive compensation data for the group, skewing it from normal levels. We awarded performance stock units because (1) they help retain management through the vesting period and (2) they continue to align executives' and shareholders' interests during periods of market volatility, especially if stock price declines as a result of factors unrelated to company performance.

        The performance goals applicable to the 2009 performance stock units are the same as those granted in 2008. 25% of each award of performance stock units granted to our named executive officers in 2009 will vest on the first anniversary of the grant date if the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities are satisfied and the executive is still an employee on the first anniversary of the grant date. If the performance measures described above are satisfied, then an additional 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date, if the named executive officer is still an employee on each of these dates. If the performance measures are not satisfied, then all of the performance stock units will be forfeited. These performance goals were selected because we continue to believe that adherence to our leverage ratio covenants is imperative to the Corporation's continued success.

Retirement Benefits

        We maintain retirement and savings plans for our named executive officers and other senior executives and key employees, as well as for our employees generally. Two of these plans are tax-qualified and are broadly available to our employees. In addition, we maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives, including our named executive officers. These three plans are the Supplemental Retirement and Savings Plan, or "SERP," the Benefit Equalization Plan, or "BEP," and the Supplemental Executive Retirement Plan, or "SERP II." We believe these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate, although we did not in 2008 conduct a formal review of the comparability of the terms of these plans with our peer companies. We generally have not considered these benefits when setting base salary and annual bonus amounts. The material terms of these plans are summarized at "—Pension Benefits."

        We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2008, Mr. Nothwang had satisfied the minimum age and service requirements of this plan and will, upon retirement, be entitled to its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Mr. Frissora and Ms. Douglas had satisfied neither the minimum service nor minimum age requirement.

Perquisite Policy

        We provide perquisites and other personal benefits to our named executive officers that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning assistance, free lunches (discontinued in December 2008), annual physicals and, in the case of Mr. Frissora, a country club membership. In addition, our CEO, for security purposes, uses corporate aircraft for personal and business related air travel and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with housing under an arrangement described below. Our named executive officers each also receive a tax gross-up with respect to personal use of a corporate car and state disability taxes. Attributed costs of these personal benefits for the named executive officers for the fiscal year ending December 31, 2008 are included in the "All other compensation" column of the Summary Compensation Table. We did not conduct a formal review of our perquisite policies in 2008, and we generally have not considered these perquisites when setting base salary and annual bonus amounts.

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives and directors, primarily our CEO, generally for travel in the United States and, less frequently, internationally. In September 2007, our Compensation Committee determined that we could achieve greater efficiencies if we obtained a second aircraft and that these benefits outweighed the cost. Accordingly, we entered into a lease for a second aircraft in 2008. The pilots who fly our aircraft are our salaried employees. Under our aircraft policy, our CEO uses our aircraft for travel. We believe that this policy provides several business benefits to us. Our policy is intended to facilitate our CEO's access to our locations around the world and maximize his time available for company business. In addition, our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our company. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

        In August 2006, Hertz Europe Limited, an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe Limited purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the CEO of Hertz. The agreement also provides that Hertz Europe Limited will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property. The agreement grants to Mr. Taride an option to purchase the property at any time through June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe Limited and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe Limited and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe Limited. In the event that Mr. Taride's employment is terminated by himself or by Hertz Europe, the agreement provides that he will vacate the property within one month. We believe this arrangement is appropriate in light of the circumstances of Mr. Taride's transfer from France to the United Kingdom in 2000, the living arrangements made for him and the conditions of the residential property market in London at that time.

Employment and Severance Arrangements

        In February 2008, we entered into change in control arrangements covering all of our named executive officers who were then employed by us, other than Mr. Frissora, whose employment agreement provides severance (described in "—Employment and Change in Control Agreements—Mr. Frissora"), and we adopted a new severance plan. In connection with our entry into these arrangements, the Compensation Committee received advice from its compensation consultant at that time, Frederick W. Cook & Co., Inc., as to market practice for these arrangements among our peer companies. In adopting these arrangements, it was our intention to provide our named executive officers with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time not exceeding, to the maximum extent practicable, the terms of arrangements provided by our peer companies.

        The new arrangements consist of (1) individual Change in Control Agreements with Messrs. Nothwang, Taride and Plescia and Ms. Douglas, and (2) a new severance plan, the Severance Plan for Senior Executives. Prior to entering into these arrangements, Messrs. Nothwang, Plescia and Taride had been party to change in control agreements with Hertz and Ford. The purpose of the new individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of us, and the purpose of the severance plan is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in "—Employment and Change in Control Agreements."

Employment Agreement with Mark P. Frissora

        We entered into an employment agreement with Mark P. Frissora, our President and CEO, in July 2006. The material terms of this agreement relating to employment are described at "—Employment Agreement with Mr. Frissora," and the material terms of this agreement relating to severance are described at "—Employment and Change in Control Agreements." In 2008, we compensated Mr. Frissora as provided in his employment agreement. In addition, as described above, we increased Mr. Frissora's base salary and granted stock options and performance stock units to him.

Letter Agreement with Joseph R. Nothwang

        In December 2008, we entered into a letter agreement with Joseph R. Nothwang, our Executive Vice President and President, Vehicle Rental and Leasing regarding his continued employment and eventual retirement at the end of 2009. In February 2008, when Mr. Nothwang and certain of our other named executive officers entered into Change in Control Agreements with us, Mr. Nothwang was entitled to leave the Corporation and receive the benefits under his prior change in control agreement. At the time, we viewed (and continue to view) Mr. Nothwang's continued employment as essential to our financial and operational success and, therefore, in order to induce Mr. Nothwang to stay with the Corporation at that time, we agreed that, if, at any time prior to June 21, 2009, he determined that certain of his job responsibilities were adversely affected by recent operational changes, Mr. Nothwang would be entitled to leave the Corporation and receive the benefits under his Change in Control Agreement as if a change in control had occurred (for a description of the Change in Control Agreement, see "—Employment and Change in Control Agreements").

        Following conversations with Mr. Nothwang regarding his anticipated retirement and the Company's desire to benefit from his experience with the Company and in our sector for the 2009 year, we entered into a letter agreement with Mr. Nothwang to ensure that he remain with us through the end of 2009. Under the letter agreement, Mr. Nothwang agreed to remain with us through December 31, 2009, at which time he will retire. We agreed to pay him the benefits under his Change in Control Agreement. We also agreed to pay his accrued benefits under the SERP and SERP II in two installments, one in December 2008 and another in January 2009. In addition, Mr. Nothwang's stock options that would have vested in 2010 had he remained employed through the vesting date will vest on the date of his retirement and all vested stock options that Mr. Nothwang holds at that time will remain exercisable for one year. The material terms of the letter agreement with Mr. Nothwang are described at "—Employment and Change in Control Agreements." In light of these payments, Mr. Nothwang no longer participates in any of our supplemental retirement plans, does not have any further severance entitlement from us and will not receive a bonus payment with respect to 2008.

Policy On Recovering Bonuses In The Event of a Restatement

        Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements. To date, our Board has not elected to enlarge upon that statutory scheme with respect to compensation paid to our executives. We have included provisions in the Omnibus Plan that will provide us with the discretion to cause the forfeiture of equity compensation and the recovery of gains from equity compensation awarded under that plan with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements.

Policies On Timing of Equity Awards

        It is our policy not to grant options to purchase shares of our common stock, performance stock units, restricted stock units or other stock-based awards, other than pursuant to legally binding, pre-existing commitments (such as our obligation to grant options to our directors at specific times in accordance with our written director compensation policy), at any time when we have prohibited trading in our common stock by our executives generally under our stock trading policy (such as in the period leading up to a quarterly earnings release). It is our policy not to grant options with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our CEO) takes formal action to grant them. It is our policy to promptly document any equity awards that we make; we would normally regard documenting to be prompt if we were to communicate the terms of the awards to their recipients, and to obtain signed award agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its named executive officers, excluding performance-based compensation that meets requirements mandated by the statute. Our shareholders previously approved our Omnibus Plan so that awards granted under the plan may qualify as performance-based. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. When appropriate, our Compensation Committee intends to preserve deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to our named executive officers. However, in certain situations, most recently with respect to our CEO's base salary and our 2008 annual incentive program, our Compensation Committee has approved and, in the future, may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above. Accordingly, our Compensation Committee approved an increase to our CEO's base salary above $1 million in 2008 and, in February 2009, approved bonuses under the EICP with respect to 2008 service, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our senior executives at a level that we believe necessary to retain talented individuals outweighs the cost of the non-deductible amount.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management. Based on that review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION COMMITTEE
David H. Wasserman, Chairman Brian A. Bernasek Robert F. End

Summary Compensation Table

        The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2008 by our named executive officers.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Non-equity incentive plan compensa- tion(3)	Change in pension value and non-qualified deferred compensa- tion earnings		All other compensa- tion(4)	Total

		($)	($)		($)	($)	($)	($)		($)	($)

Mark P. Frissora	2008	1,094,712	600,925		63,152	5,712,992	—	533,700		353,285	8,358,766
	2007	986,539	2,250,000	(5)	—	4,293,979	1,584,000	378,100		341,159	9,833,777
	2006	412,885	3,200,000		—	1,327,100	228,000	—		14,064,258	19,232,243

Elyse Douglas	2008	512,308	164,475		11,493	598,180	—	246,500		21,916	1,554,872
	2007	396,443	—		—	305,674	248,900	4,000		2,609	957,626

Joseph R. Nothwang	2008	661,731	880,000		7,183	1,303,576	—	3,315,600	(6)	23,180	6,191,270
	2007	605,385	—		—	1,200,656	1,138,789	312,400		19,686	3,276,916
	2006	565,385	—		—	666,973	903,160	932,200		14,471	3,082,189

Michel Taride(7)	2008	568,342	286,278		7,183	1,288,614	—	198,672		281,443	2,630,532
	2007	583,357	—		—	1,216,931	917,570	236,772		139,571	3,094,201
	2006	529,345	—		—	572,964	740,606	452,961		152,837	2,448,713

Gerald Plescia	2008	503,077	261,225		5,747	1,156,645	—	623,300		27,516	2,577,510
	2007	461,346	—		—	1,111,857	648,220	295,100		17,089	2,533,612
	2006	425,481	—		—	554,162	637,223	343,700		10,699	1,971,265

(1)
Represents the compensation expense recognized for financial accounting purposes computed pursuant to SFAS 123(R) with respect to the fair value of performance stock units granted pursuant to the 2008 Omnibus Incentive Plan. The amounts in the table reflect the Corporation's accounting expense in 2008 for the performance stock units and do not reflect the value, if any, that may ultimately be realized by the named executive officers.

(2)
Represents the compensation expense recognized for financial accounting purposes computed pursuant to SFAS 123(R) with respect to the fair value of options granted in 2008 and options granted in prior years that continue to be expensed under SFAS 123(R). The amounts in the table reflect the Corporation's accounting expense in 2008 for the options and do not reflect the value, if any, that may ultimately be realized by the named executive officers. For additional information on the valuation assumptions relating to the options, see the note on "Stock-Based Compensation" to the Corporation's consolidated financial statements contained in its annual report on Form 10-K for the year in which the option was granted.

(3)
Includes amounts earned and accrued in 2008 but paid in 2009.

(4)
Includes the following for 2008:

	Personal Use of Aircraft	Personal Use of Car and Driver	Free Meals	Financial Assis- tance	Club Member- ships— Personal Use	Executive Physicals	Housing	Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Severance and Other		Tax Gross- Ups	Total Perqui- sites and Other Compen- sation

	(a)	(b)											(d)

Frissora	256,296	48,287	683	4,000	17,073	2,395	—	328,734	2,067	6,900	—		15,584	353,285

Douglas	—	3,424	780	—	—	—	—	4,204	963	6,900	—		9,849	21,916

Nothwang	—	—	780	—	—	2,650	—	3,430	2,033	6,900			10,817	23,180

Taride(e)	—	20,740	—	22,423	—	—	34,986	78,149	2,246	—	13,308	(c)	187,740	281,443

Plescia	—	5,152	735	1,000	—	2,650	—	9,537	20	6,900	—		11,059	27,516

  (a)
  Based on the direct costs of aircraft for each hour of personal use.

  (b)
  For Mr. Frissora, this amount includes the incremental cost of the driver's overtime and costs related to Corporation-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

  (c)
  Represents the cost to the Corporation of additional medical insurance benefits for Mr. Taride.

  (d)
  The Tax Gross-Ups column includes tax gross-ups with respect to personal use of Corporation-provided cars for all of our named executive officers. In addition, this column includes tax gross-ups of $375 and $707, for Messrs. Frissora and Nothwang, respectively, with respect to personal use of the corporate aircraft.

  (e)
  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.8576.

(5)
Includes a $2,000,000 payment as signing bonus and payment to compensate Mr. Frissora for certain compensation he would otherwise have been entitled to receive from his prior employer (the second of two payments of $2,000,000 each; the first was received in 2006) and a special discretionary bonus of $250,000.

(6)
Mr. Nothwang's change in pension value includes the value of his termination enhancement equal to $1,621,700 reflecting an additional 2.5 years of service and pay. See "Compensation Discussion & Analysis—Employment and Severance Arrangements—Letter Agreement with Joseph R. Nothwang."

(7)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.8576 for 2008, 2.005698 for 2007 and 1.85735 for 2006.

Employment Agreement with Mr. Frissora

        We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., the agreement provided for a cash payment to Mr. Frissora of $4,000,000, payable in two equal installments. 50% was paid on December 31, 2006 and 50% on December 31, 2007. In addition, Mr. Frissora is entitled to receive the benefits and perquisites we provide to our senior executives.

Grants of Plan-Based Awards

        The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2008; all grants of performance stock units in 2008, all grants of plan-based option awards in 2008; the exercise or base price of all such option awards; the grant date fair value of all such option awards; and the incremental fair value of all such awards.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)		Grant Date Fair Value of Stock and Option Awards(1) ($)
										Exercise or base price of option awards ($/Sh)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark P. Frissora	—	0	1,397,500	2,749,000	—	—	—	—	—	—	—
	February 28, 2008	—	—	—	—	—	—	—	827,985	12.97	4,024,007
	November 14, 2008	—	—	—	—	—	—	215,000	—	—	1,010,500
Elyse Douglas	—	0	382,500	765,000	—	—	—	—	—	—	—
	February 28, 2008	—	—	—	—	—	—	—	186,567	12.97	906,716
	November 13, 2008	—	—	—	—	—	—	40,000	—	—	201,600
Joseph R. Nothwang	—	0	480,000	960,000	—	—	—	—	—	—	—
	February 28, 2008	—	—	—	—	—	—	—	149,254	12.97	725,374
	November 13, 2008	—	—	—	—	—	—	25,000	—	—	126,000
Michel Taride	—	0	425,762	851,524	—	—	—	—	—	—	—
	February 28, 2008	—	—	—	—	—	—	—	111,940	12.97	544,028
	November 13, 2008	—	—	—	—	—	—	25,000	—	—	126,000
Gerald Plescia	—	0	367,500	735,000	—	—	—	—	—	—	—
	February 28, 2008	—	—	—	—	—	—	—	83,955	12.97	408,021
	November 13, 2008	—	—	—	—	—	—	20,000	—	—	100,800

(1)
The grant date fair value and the incremental fair value of stock option awards are calculated in accordance with SFAS 123(R). The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of the Corporation became publicly traded in November 2006 and has a short trading history, it is not practicable for us to estimate the expected volatility of our share price, or a peer company share price, because there is not sufficient historical information about past volatility. Therefore, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of the Corporation's common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we cannot reasonably estimate the volatility of the Corporation's common stock. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value). The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.25 years, because that is the expected term of the options using the simplified approach allowed under SAB No. 107. SAB 107 was set to expire on December 31, 2007. On December 21, 2007 the SEC issued SAB 110, which indicated that they will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. We believe it is appropriate to continue to use this simplified method because the corporation does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded.

The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.25 years as of the grant date, which is the expected term of the options. The assumed dividend yield is zero. We assume that in each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	2008 Grants
Expected volatility	30.8%
Weighted average volatility	30.8%
Expected dividends	0.0%
Expected term (years)	6.25
Risk-free rate	2.56% - 3.75%
Forfeiture rate (per year)	1.0%

        During 2008, the named executive officers received the following types of plan-based awards:

        Annual Incentive Plans.    Our named executive officers participate in our Executive Incentive Compensation Program ("EICP"), and Messrs. Nothwang, Taride and Plescia also participated in the Ford LTIP, both of which provide awards based on the achievement of corporate performance objectives. Awards under the EICP and LTIP are paid in cash. The EICP and LTIP are more fully described at "Compensation Discussion & Analysis—Elements of our Compensation Programs—Annual Incentives."

        Omnibus Incentive Plan.    Performance stock units awarded to our named executive officers in 2008 were granted under our 2008 Omnibus Incentive Plan. 50% of each award of performance stock units will vest on the first anniversary of the grant date if the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities are satisfied and the executive is still an employee on the first anniversary of the grant date. If the performance measures described above are satisfied, then the remaining 50% of each award will vest on the second anniversary of the grant date if the named executive officer is still an employee at that time. If the performance measures are not satisfied, then all of the performance stock units will be forfeited. The 2008 Omnibus Incentive Plan is more fully described at "Compensation Discussion & Analysis—Elements of our Compensation Programs—Long-Term Equity Incentives."

Outstanding Equity Awards at Year-End

        The following table sets forth, for each named executive officer, details of all option and performance stock units outstanding on December 31, 2008.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)		(#)	($)		(#)	($)	(#)		($)
Mark P. Frissora	320,000	480,000	(1)	—	6.56	August 15, 2016	—	—	—		—
	160,000	240,000	(1)	—	9.56	August 15, 2016	—	—	—		—
	160,000	240,000	(1)	—	14.56	August 15, 2016	—	—	—		—
	100,000	300,000	(2)	—	23.06	August 14, 2017	—	—	—		—
	—	827,985	(3)	—	12.97	February 28, 2018	—	—	—		—
	—	—		—	—	—	—	—	215,000	(4)	1,010,500
Elyse Douglas	44,000	66,000	(5)	—	6.56	August 15, 2016	—	—	—		—
	12,500	37,500	(6)	—	21.22	November 2, 2017	—	—	—		—
	—	186,567	(3)	—	12.97	February 28, 2018	—	—	—		—
	—	—		—	—	—	—	—	40,000	(4)	201,600
Joseph R. Nothwang	80,000	120,000	(7)	—	4.56	May 5, 2016	—	—	—		—
	120,000	180,000	(8)	—	4.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	9.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	14.56	May 18, 2016	—	—	—		—
	—	149,254	(3)	—	12.97	February 28, 2018	—	—	—		—
	—	—		—	—	—	—	—	25,000	(4)	126,000
Michel Taride	40,000	60,000	(7)	—	4.56	May 5, 2016	—	—	—		—
	120,000	180,000	(8)	—	4.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	9.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	14.56	May 18, 2016	—	—	—		—
	—	111,940	(3)		12.97	February 28, 2018	—	—	—		—
	—	—		—	—	—	—	—	25,000	(4)	126,000
Gerald Plescia	32,000	48,000	(7)	—	4.56	May 5, 2016	—	—	—		—
	120,000	180,000	(8)	—	4.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	9.56	May 18, 2016	—	—	—		—
	80,000	120,000	(8)	—	14.56	May 18, 2016	—	—	—		—
	—	83,955	(3)		12.97	February 28, 2018	—	—	—		—
	—	—		—	—	—	—	—	20,000	(4)	100,800

(1)
The unvested options vest in three equal installments on July 19, 2009, July 19, 2010 and July 19, 2011.

(2)
The unvested options vest in three equal installments on August 14, 2009, August 14, 2010 and August 14, 2011.

(3)
The unvested options vest in four equal installments on February 28, 2009, February 28, 2010, February 28, 2011, and February 28, 2012.

(4)
Mr. Frissora was granted performance stock units on November 14, 2008; the other executives were granted their performance stock units on November 13, 2008. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in two equal installments. The first installment will vest on the first anniversary of the date of grant, contingent upon (a) the recipient's continued employment and (b) satisfaction of the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities during the period commencing on the date of grant and ending on the first anniversary thereof. If the first installment vests, the second installment will vest on the second anniversary of the date of grant contingent only upon the recipient's continued employment.

(5)
The unvested options vest in three equal installments on August 15, 2009, August 15, 2010 and August 15, 2011.

(6)
The unvested options vest in three equal installments on November 2, 2009, November 2, 2010 and November 2, 2011.

(7)
The unvested options vest in three equal installments on May 5, 2009, May 5, 2010 and May 5, 2011.

(8)
The unvested options vest in three equal installments on May 18, 2009, May 18, 2010 and May 18, 2011.

Option Exercises and Stock Vested

        The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2008.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Mark P. Frissora	—	N/A	—	N/A
Elyse Douglas	—	N/A	—	N/A
Joseph R. Nothwang	—	N/A	—	N/A
Michel Taride	—	N/A	—	N/A
Gerald Plescia	—	N/A	—	N/A

Pension Plan Table

        The following table sets forth, for each named executive officer, the foregoing plans in which he or she participated in 2008, how many years of credited service in each such plan he or she had at December 31, 2008, what the present value of the accumulated benefit in each such plan was at December 31, 2008, and what payments from such plan were received during the year 2008:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)(2)	Payments during last fiscal year
		(#)	($)	($)
Mark P. Frissora	The Hertz Corporation Account Balance Defined Benefit Pension Plan	2	12,000
	The Hertz Corporation Benefit Equalization Plan (BEP)	2	68,700
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	2	831,100
Elyse Douglas	The Hertz Corporation Account Balance Defined Benefit Pension Plan	2	10,100
	The Hertz Corporation Benefit Equalization Plan (BEP)	2	13,600
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	2	226,800
Joseph R. Nothwang(3)	The Hertz Corporation Account Balance Defined Benefit Pension Plan	32	609,900
	The Hertz Corporation Supplemental Retirement and Savings Plan (SERP)	32	3,188,500	3,921,858

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)(2)	Payments during last fiscal year
		(#)	($)	($)
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	34	2,095,200
Michel Taride(4)	Hertz UK Pension Plan	8	1,047,335
	Hertz UK Supplemental Plan	8	1,440,764
Gerald Plescia(5)	The Hertz Corporation Account Balance Defined Benefit Pension Plan	22	212,200
	The Hertz Corporation Benefit Equalization Plan (BEP)	13	308,300
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	22	2,110,800

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rates—

•
For The Hertz Corporation Account Balance Defined Benefit Pension Plan: 6.40% as of December 31, 2008 and 6.30% as of December 31, 2007.

•
For the SERP, SERP II and BEP: 6.30% as of December 31, 2008 and December 31, 2007.

•
For the Hertz UK Pension Plan: 5.60% as of December 31, 2008 and 5.50% as of December 31, 2007.

•
For the Hertz UK Supplemental Plan: 5.90% as of December 31, 2008 and 5.60% as of December 31, 2007.

•
Mortality Table = RP2000 Mortality Table projected to 2008.

•
Retirement Age = 60 or current age if older (earliest unreduced retirement age).

•
Pre-retirement Decrements = None assumed.

•
Payment Form = Five year certain and life annuity.

(2)
For Mr. Nothwang, includes termination enhancement equal to $1,621,700 reflecting an additional 2.5 years of service and pay.

(3)
Mr. Nothwang's number of actual years of service with us is 32.

(4)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.8576. Mr. Taride's number of actual years of service with us is 22.

(5)
Mr. Plescia's number of actual years of service with us is 29.

Pension Benefits

        Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan"), is a tax-qualified pension plan for which we pay the entire cost. Full and part-time employees who work more than 1,000 hours in a 12-month period, and who have completed one year of continuous employment with the Corporation, including the named executives, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement at or after age 55 and the completion of five years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

        We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the Supplemental Retirement and Savings Plan, or "SERP," the Benefit Equalization Plan, or "BEP," and the Supplemental Executive Retirement Plan, or "SERP II." Mr. Taride does not participate in these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The SERP provides benefits to participants that, when combined with benefits paid to them under the Plan, would cause them to receive overall benefits generally similar to those that would have been provided to them if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date. Eligibility for the SERP is limited to employees who, on June 30, 1987, actively participated in the Hertz Retirement Plan and had the title of Staff or Division Vice President, or higher, at Hertz; accordingly, this plan is closed to new participants. Of the named executive officers, only Mr. Nothwang participates in the SERP. Benefits under the SERP are fully vested.

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Internal Revenue Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Internal Revenue Code and who do not participate in the SERP. Messrs. Frissora and Plescia and Ms. Douglas participate in the BEP. Benefits under the BEP are fully vested after the earlier of five years of vesting service or at age 65.

  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP, would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Frissora, Nothwang and Plescia and Ms. Douglas participate in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of the age of 55 years. Those benefits are also payable to participants who have not attained the age of 55 years if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60.

        We also maintain a tax-qualified defined contribution plan in which the named executive officers, except for Mr. Taride, are eligible to participate, and a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2008, Mr. Nothwang had satisfied the minimum age and service requirements of this plan and will, upon retirement, be entitled to its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Mr. Frissora and Ms. Douglas had satisfied neither the minimum service nor minimum age requirement.

Deferred Compensation Plans

        We do not maintain any non-qualified deferred compensation plans for our named executive officers.

Employment and Change in Control Agreements

        The Corporation and its subsidiaries have entered into employment agreements and change in control agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements with the named executive officers is set forth below.

Mr. Frissora

        As described at "Executive Compensation—Employment Agreement with Mr. Frissora," we entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006. The agreement provides that if Mr. Frissora's employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by the Corporation without "Cause" or by Mr. Frissora for "Good Reason" (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance plus any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-competition and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's employment is terminated following a "Change in Control" (as defined in the agreement), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Internal Revenue Code in connection with his severance benefits.

        The following chart sets forth, for Mr. Frissora, the payments and benefits he would receive if his employment were to have terminated under the specified circumstances on December 31, 2008. For purposes of determining the amount of the excise tax gross-up, we have assumed that a change in control occurred on December 31, 2008 and that the vesting of all of the unvested stock options held by Mr. Frissora would have accelerated upon the change in control. In addition, because we have assumed that the termination occurred on December 31, 2008, we have further assumed that Mr. Frissora would be paid a bonus payment equal to 100% of the bonus earned.

Benefit	Termination For Cause ($)	Termination without Cause/with Good Reason ($)	Termination by reason of Death or Disability ($)	Termination following a Change in Control ($)
Severance payment	0	6,647,500	—	6,647,500
Pro rata bonus	0	600,925	600,925	600,925
Continued healthcare benefits	0	11,406	—	11,406
Outplacement	0	—	—	—

Excise tax gross up	0	—	—	—

Total	0	7,259,831	600,925	7,259,831

Other Named Executive Officers

  Letter Agreement with Joseph R. Nothwang

        As described at "Compensation Discussion and Analysis—Letter Agreement with Joseph R. Nothwang," in December 2008, we entered into a letter agreement with Mr. Nothwang under which Mr. Nothwang has agreed to remain with the Corporation through December 31, 2009 (the "Retirement Date"), at which time it is expected that Mr. Nothwang will retire. In consideration of Mr. Nothwang's agreement to remain with the Corporation through the Retirement Date, the Corporation has agreed to accelerate the payment of Mr. Nothwang's current benefit entitlements under the Corporation's supplemental executive retirement programs. Accordingly, Mr. Nothwang received a payment of $3,921,858 in December 2008 under SERP (including an enhancement for an additional 2.5 years of service as provided under his Change in Control Agreement) and a payment of $3,837,708 in January 2009 under SERP II as well as additional amounts accrued under SERP. The Corporation has also agreed that, if Mr. Nothwang remains with the Corporation through the Retirement Date, options to purchase common stock of the Corporation held by Mr. Nothwang that are scheduled to vest in 2010 will vest as of the Retirement Date, and Mr. Nothwang will be provided with a one year post-retirement exercise period with respect to all vested options held by him on the Retirement Date.

        The Corporation previously agreed with Mr. Nothwang that, if he resigned from the Corporation on or before June 21, 2009 because he determined that certain of his job responsibilities had been adversely affected by certain operational changes, he would be entitled to receive the severance pay and benefits under his Change in Control Agreement (See "—Change in Control Agreements"). As a result of the letter agreement in December 2008, the Corporation agreed to pay the cash severance under the Change in Control Agreement. This payment of $3,837,708 was made in January 2009.

  Change in Control Agreements

        The initial term of each new Change in Control Agreement ends on December 31, 2010 but is subject to successive automatic one-year extensions unless we have given at least 15 months' advance notice of non-extension. In the event of a change in control during the term of the new change in control agreement, the agreement will remain in effect for two years following the change in control.

        If a change in control occurs and the covered executive's employment is terminated by us without cause or by the covered executive with good reason (as these terms are defined in the agreement), in either case within two years following the change in control, the covered executive will be entitled to the following payments and benefits:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, including any amounts deferred at the election of the executive multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable no later than the thirtieth day following the date of the executive's termination;

  •
  a lump sum cash payment equal to a multiple (the "severance multiple") of the sum of the executive's annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Messrs. Nothwang, Taride and Plescia, 2.5; and for Ms. Douglas, 2.0;

  •
  credit of an additional number of years equal to the severance multiple to the executive's years of age and "Years of Service" for all purposes under our SERP II (described at "—Pension Benefits");

  •
  continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  within the period of time from the date of the executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive's termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. We separately agreed with Mr. Nothwang that he had the right to terminate his employment on or before June 21, 2009 and receive the severance payments and benefits under the agreement as if a change in control had occurred prior to the termination if he determined that certain of his job responsibilities have been adversely affected by recent operational changes.

        In the event of a dispute over the agreement, the covered executive is entitled to payment of his or her legal fees and expenses reasonably incurred so long as the covered executive prevails on at least one material claim in the dispute. In the event that compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to the golden parachute excise tax, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

        The agreement also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and noncompetition and nonsolicitation covenants that extend for 12 months following the executive's termination of employment.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12 months notice to terminate his employment for any reason other than misconduct.

        The table below sets forth, for each of Ms. Douglas and Messrs. Taride and Plescia, the severance benefits that would have been payable under the executive's change in control agreement if his or her employment had been terminated by us without cause or by the executive for good reason (each as defined in the relevant agreement), as of December 31, 2008. The increase in the SERP II value reflects the difference between the payment to which the executive would have been entitled had his or her employment been terminated assuming a change in control had occurred and if his or her employment had been terminated assuming no change in control. In addition, because we have assumed that the terminations occurred on December 31, 2008, we have further assumed that each of the executives would be paid a bonus payment equal to 100% of target and for this purpose, does not include any amount related to the Ford LTIP. In addition, for purposes of calculating the excise-tax gross-up, we have assumed that the vesting of all unvested stock options held by these individuals accelerated on that date.

Benefit	Name	Value of Benefit ($)
Severance payment	Ms. Douglas	1,785,000
	Mr. Taride	2,012,526	(1)
	Mr. Plescia	2,298,949
Pro-rata bonus payment	Ms. Douglas	382,500
	Mr. Taride	335,067	(1)
	Mr. Plescia	367,500
Increased SERP II value	Ms. Douglas	494,600
	Mr. Taride	N/A
	Mr. Plescia	2,822,100
Continued health and welfare benefits	Ms. Douglas	1,588
	Mr. Taride	25,788	(1)
	Mr. Plescia	20,640
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000
Excise tax gross up	Ms. Douglas	1,017,226
	Mr. Taride	N/A
	Mr. Plescia	1,731,489

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2008 of 1.4619.

        Payments were made to Mr. Nothwang in December 2008 and January 2009 pursuant to his letter agreement. See "Employment and Change in Control Agreements—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

  Severance Plan for Senior Executives

        In February 2008, we adopted a severance plan for senior executives. The severance plan provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the change in control agreements. Messrs. Nothwang, Taride and Plescia and Ms. Douglas have been designated as participants in the plan. If any covered executive's employment is terminated by us for any reason other than cause, permanent disability (as these terms are defined in the severance plan) or death, the executive will be entitled to the following payments and benefits:

  •
  a pro rata portion of the annual bonus that would have been payable to the participant;

  •
  cash payments in the aggregate equal to a multiple (the "severance multiple"), based on the executive's position, of the executive's annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if no target annual bonus has yet been established for such fiscal year, the average actual bonus the executive received in the most recent years; or, if an executive has not had an opportunity to earn or be awarded one full year's bonus as of his or her termination of employment, the executive's target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Nothwang, Taride and Plescia, 2; and for Ms. Douglas, 1.5;

  •
  continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  within the period of time from the date of executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The severance plan also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive's termination of employment equal to the severance multiple. If an executive is entitled to severance payments and benefits under the severance plan and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the severance plan.

        The severance plan is administered by one or more individuals appointed by our Compensation Committee or (in the absence of an appointment) by the Senior Vice President of Human Resources. The severance plan may be amended or terminated at any time other than with respect to executives then receiving payments and benefits under the plan.

        The following chart sets forth the estimated payments that the named executive officers covered under the new severance plan (other than Mr. Nothwang, who is receiving payments for his separation from the Corporation) would receive upon a termination by us without cause, assuming that (1) the severance plan was in place on December 31, 2008 and (2) the covered executives' termination of employment occurred on that date.

Benefit	Name	Value of Benefit ($)
Severance payment	Ms. Douglas	1,388,750
	Mr. Taride	1,610,021	(1)
	Mr. Plescia	1,839,159
Pro-rata bonus payment	Ms. Douglas	164,475
	Mr. Taride	144,079	(1)
	Mr. Plescia	158,025
Continued health and welfare benefits	Ms. Douglas	1,191
	Mr. Taride	20,630	(1)
	Mr. Plescia	16,512
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2008 of 1.4619.

Treatment of Equity Compensation upon a Termination or a Change in Control

        Our named executive officers currently hold outstanding equity issued under two equity incentive plans, the Hertz Global Holdings Stock Incentive Plan ("SIP") and the Omnibus Plan. The Omnibus Plan was approved by our shareholders at our 2008 annual meeting and replaced the SIP.

  Stock Incentive Plan

        With respect to options granted to our named executive officers other than certain options granted to Mr. Frissora, if the executive's employment is terminated by reason of death or disability, all of the executive's unvested stock options issued will vest. If the executive's employment is terminated for any reason other than death or disability, all unvested options will immediately be canceled. Options that vest or are vested at the time of the executive's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or 60 days (or in the case of termination by reason of death or disability, 180 days) following the executive's termination. In the event of a termination for cause, all vested and unvested options held by the executive are forfeited.

        Different provisions apply to stock options granted to Mr. Frissora at the time of his commencement of employment with the Corporation in July 2006. For these options, if Mr. Frissora's employment is terminated without cause or for good reason (as these terms are defined in his employment agreement), a pro rata portion of his options that would have vested on the next vesting date will vest. Options that vest or are vested at the time of Mr. Frissora's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or the following: (1) 60 days following a termination by Mr. Frissora without good reason; (2) 90 days following a termination by Mr. Frissora for good reason or by the Corporation without cause; or (3) 180 days following a termination by reason of death or disability or retirement on or after Mr. Frissora reaches normal retirement age. In addition, if Mr. Frissora's employment is terminated by Mr. Frissora for good reason or by the Corporation without cause in the 6 months prior to a change in control, these options will be treated as if his employment was terminated immediately after the change in control. Mr. Frissora's other options granted under the SIP have the same terms as those of our other named executive officers.

        Under the SIP, if a change in control occurs, unless outstanding options are exchanged for substitute awards in connection with the change in control, each option will be canceled in exchange for a payment equal to the excess, if any, of the price per share paid in the change in control over the option's exercise price.

2008 Omnibus Incentive Plan

  Stock Options

        To date, no options have been issued to our named executive officers under the 2008 Omnibus Incentive Plan.

  Performance Stock Units

        If the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the first anniversary of the date performance stock units were awarded, the officer will retain a pro rata portion of the performance stock units, based on the number of days elapsed since the date of grant, and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved and will be forfeited if the performance goal is not achieved. If the employment of a named executive officer is terminated by reason of death or disability after the first anniversary of the date that the performance stock units were awarded, then, so long as the performance goal is achieved, a pro rata portion of the performance stock units, based on the number of days elapsed since the first anniversary of the grant date, will vest. If a named executive officer's employment is terminated for any other reason, performance stock units will be forfeited.

  Effect of a Change in Control

        Under the 2008 Omnibus Incentive Plan, if a change in control occurs, outstanding performance stock units issued to our named executive officers generally vest unless they are exchanged for substitute awards in connection with the change in control.

        The following chart sets forth the cash payments to which the named executive officers would have been entitled assuming a change in control occurred on December 31, 2008 and all of the named executive officers' options were canceled in exchange for a cash payment equal to the difference between the per share exercise price of the option and $5.07, which was the closing price of our common stock on December 31, 2008. In addition, the following chart sets forth the cash payments to which they would be entitled if each of their performance stock units were cancelled in exchange for a cash payment equal to $5.07, which was the closing price of our common stock on December 31, 2008.

Name	Cash Payment for Vested Options ($)	Cash Payment for Unvested Options ($)	Cash Payment for Performance Stock Units ($)
Mr. Frissora	—	—	1,090,050
Ms. Douglas	—	—	202,800
Mr. Nothwang	102,000	153,000	126,750
Mr. Taride	81,600	122,400	126,750
Mr. Plescia	77,520	116,280	101,400

  Supplemental Retirement Benefits upon a Termination or Change in Control

        Messrs. Frissora, Nothwang and Plescia and Ms. Douglas participated in the SERP II in 2008. The SERP II is described at "Executive Compensation—Pension Benefits." Under the SERP II, if any of these executives' employment is terminated other than for cause or a voluntary resignation within 30 days before or one year following a change in control, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination.

  Retiree Car Benefit

        As described at "Compensation Discussion & Analysis—Elements of our Compensation Programs—Retirement Benefits," we maintain a post-retirement assigned car benefit plan under which we provide our named executive officers who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2008, Mr. Nothwang had satisfied the minimum age and service requirements of this plan. The estimated value of this benefit, if Mr. Nothwang were to have terminated his employment on December 31, 2008, is $154,000. No other named executive officer would have been entitled to benefits under the assigned car benefit plan if his or her employment had been terminated on December 31, 2008.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2008 (the "Audited Financial Statements").

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

        The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

        Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

                      THE AUDIT COMMITTEE

                      Barry H. Beracha, Chair
                      Carl T. Berquist
                      Michael J. Durham
                      Henry C. Wolf

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The Corporation's fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2008 and 2007 were as follows:

	2008	2007
	(dollars in thousands)
Audit fees(1)	$7,002	$7,463
Audit-related fees(2)	518	887
Tax fees(3)	718	763
All other fees(4)	128	—

Total	$8,366	$9,113

(1)
Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K; reviews of the financial statements included in Hertz's Quarterly Reports on Form 10-Q; and attestation of the effectiveness of our internal controls over financial reporting; and statutory audits. Audit fees for 2007 included approximately $0.5 million of fees for non-recurring services related to filings in connection with a Registration Statement on Form S-1 of the Corporation, which related to a secondary offering of common stock by certain stockholders of the Corporation.

(2)
Audit-related fees were for services rendered in connection with due diligence; assurance services; and employee benefit plan audits.

(3)
Tax fees related to tax compliance; preparation of tax returns; and tax planning.

(4)
All other fees primarily related to assistance provided during 2008 with maintenance of an operations website.

        Our Audit Committee's charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to a subcommittee consisting of one or more Audit Committee members who are independent directors, and who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2008.

OTHER BUSINESS

        Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

PROPOSALS FOR 2009

        The Corporation will review for inclusion in next year's proxy statement stockholder proposals received by December 11, 2009. Proposals should be sent to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary of the Corporation at 225 Brae Boulevard, Park Ridge, NJ 07656-0713.

        Stockholder proposals, including nominations for directors, not included in next year's proxy statement may be brought before the 2010 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 21, 2010 and no later than February 20, 2010, except that if the 2010 annual meeting of stockholders is held before April 21, 2010 or after July 30, 2010, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

        Our By-Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2008

        The Corporation's annual report to stockholders for the year 2008, which includes the Corporation's 2008 Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were stockholders of record as of April 2, 2009, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,
J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 23, 2009

Admission Ticket

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.   ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Carl T. Berquist	☐	☐	02 - J. Travis Hain	☐	☐	03 - Gregory S. Ledford	☐	☐

	For	Withhold
04 - Nathan K. Sleeper	☐	☐

	For	Against	Abstain
2. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2009.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.  ☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

2009 Annual Meeting Admission Ticket

2009 Annual Meeting of Hertz Global Holdings, Inc. Stockholders

Thursday, May 21st, 2009, 10:30 a.m. EDT

The Park Ridge Marriott

300 Brae Boulevard

Park Ridge, New Jersey 07656

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions:

The PARK RIDGE MARRIOTT: is accessible via the Garden State Parkway (North) to Exit 172. From exit ramp turn right onto Grand Avenue to first traffic light, make a right onto Mercedes Drive. Follow to end and turn right.  Follow to traffic light, turn left onto Brae Boulevard.  The Park Ridge Marriott is approximately 1/8 mile on your left at 300 Brae Boulevard.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions.

FROM NEWARK AIRPORT: Take the New Jersey Turnpike North to Route 80 West.  Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway.  Take the Garden State Parkway (North) to Exit 172 then follow above directions.

FROM NEW YORK CITY: Take the George Washington Bridge West towards New Jersey to Route 80 West.  Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway.  Take the Garden State Parkway (North) to Exit 172 then follow above directions

FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway extension.  Take the first exit “Schoolhouse Road-Pearl River.” From ramp, make left onto Schoolhouse Road.  Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth right, Brae Boulevard.  Make right onto Brae Boulevard.  The Park Ridge Marriott is approximately ½ mile on the right hand side.

FROM LA GUARDIA AIRPORT: Take the Grand Central Parkway to the Tri-Borough Bridge to the Major Deegan Expressway to I-95 West to the George Washington Bridge.  Follow directions above from New York City.

FROM KENNEDY AIRPORT: Take the Van Wyck Expressway to the Grand Central Parkway.  Follow directions from La Guardia Airport.

FROM NEW ENGLAND & WESTCHESTER: Via the Connecticut Turnpike/New England Thruway (I-95), to the Cross Westchester Expressway (I-287) to the Tappan-Zee Bridge West, proceed across the Bridge to the New York State Thruway North, to Exit 14A.  Follow directions from Upstate New York.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Hertz Global Holdings, Inc.

2009 Annual Meeting of Stockholders

Hertz Global Holdings, Inc.

225 Brae Boulevard

Park Ridge, NJ 07656

Proxy Solicited by Board of Directors for Annual Meeting – May 21, 2009

Mark P. Frissora, Elyse Douglas and J. Jeffrey Zimmerman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 21, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below.  If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Carl T. Berquist, J. Travis Hain, Gregory S. Ledford and Nathan K. Sleeper, and FOR Proposal 2, ratifying PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2009.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.
The Board of Directors of the Corporation recommends a vote FOR each of proposals 1 – 2.
IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
2008 Director Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
2008 Summary Compensation Table
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
OTHER BUSINESS
PROPOSALS FOR 2009
ANNUAL REPORT FOR 2008